Filed Pursuant to Rule 424(b)(2)

Registration No. 333-137998

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum aggregate offering price	Amount of registration fee (1)
% 2006 Series A Junior Subordinated Notes Due 2066	$600,000,000	$64,200

(1)             The filing fee of $64,200.00 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, $27,850.24 of filing fees that were already paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-113757) filed by Southern Union Company on October 18, 2005 have been carried forward and have not previously been applied to sales of securities. The filing fee of $64,200.00 for this offering is offset against the registration fee previously paid; the remaining $36,349.76 with respect to this offering has been paid.

SUBJECT TO COMPLETION, DATED OCTOBER 17, 2006

The information contained in this preliminary prospectus supplement is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 13, 2006

$600,000,000

% 2006 Series A Junior Subordinated Notes Due 2066

The Junior Subordinated Notes (the “Junior Subordinated Notes”) will bear interest at     % per year until                 , 2011. During this period, we will pay interest on the Junior Subordinated Notes on                  and                  of each year, beginning                 , 2007. Beginning                 , 2011, the Junior Subordinated Notes will bear interest at the Three-Month LIBOR Rate plus         basis points (       %), reset quarterly, payable on                 ,                 ,                 and                  of each year, beginning                 , 2011. The Junior Subordinated Notes will mature on                 , 2066.

We may defer interest payments on the Junior Subordinated Notes on one or more occasions for up to 10 consecutive years as described in this prospectus supplement. Deferred interest payments will accumulate additional interest at a rate equal to the interest rate then applicable to the Junior Subordinated Notes, to the extent permitted by law.

We may redeem the Junior Subordinated Notes in whole or in part on or after                 , 2011, or in whole at any time if certain changes occur in tax laws or regulations or upon certain change of control events, at a redemption price described in this prospectus supplement, plus accrued interest.

We will not make application to list the Junior Subordinated Notes on any national securities exchange or to include them in any automated quotation system.

Investing in the Junior Subordinated Notes involves risks. For a description of these risks, see “Risk Factors” beginning on page S-8.

	Price to Public (1)	Underwriting Discounts and Commissions	Proceeds to Company (1)
Per Junior Subordinated Note	%	%	%
Total	$	$	$

(1)             Plus accrued interest from                  , 2006, if settlement occurs after that date.

The Junior Subordinated Notes will be ready for delivery in book-entry only form through the Depository Trust Company on or about                  , 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse
Sole Structuring Advisor
Goldman, Sachs & Co.
Lehman Brothers
Merrill Lynch & Co.

The date of this prospectus supplement is               , 2006.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.  We have not, and the underwriters have not, authorized anyone to provide you with different or additional information.  If anyone provides you with different or additional information, you should not rely on it.  We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.  You should not assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate as of any date other than the respective date of the document in which the information is contained.  Our business, financial condition, results of operations and prospects may have changed since those dates.  The information contained in or incorporated by reference into this prospectus supplement updates and supplements and, to the extent inconsistent therewith, supersedes the information contained in the accompanying prospectus and any earlier filed document.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts.  The first part is this prospectus supplement, which describes the specific terms of the Junior Subordinated Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.  The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the Junior Subordinated Notes.  To the extent information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

SUMMARY INFORMATION

The following information supplements, and should be read together with, the information contained in the accompanying prospectus.  You should carefully read this prospectus supplement and the accompanying prospectus as well as the documents they incorporate by reference, before making an investment decision.  Unless we state otherwise or the context otherwise requires, references appearing in this prospectus supplement to “Southern Union,” the “Company,” “we,” “us” and “our” should be read to refer to Southern Union Company and its subsidiaries.

Southern Union Company

We are engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas and own and operate both regulated and unregulated assets.  Through our wholly owned subsidiary, Panhandle Eastern Pipe Line Company, LP, and its subsidiaries (collectively, “Panhandle Energy”), we own and operate interstate pipelines that transport natural gas from the Gulf of Mexico, South Texas and the Panhandle regions of Texas and Oklahoma to major U.S. markets in the Midwest and Great Lakes regions.  Panhandle Energy also owns and operates a liquefied natural gas (“LNG”) import terminal, located on Louisiana’s Gulf Coast, which is one of the largest operating LNG facilities in North America.  Through our investment in CCE Holdings, LLC (“CCEH”), we have an interest in and operate Transwestern Pipeline Company (“Transwestern”) and Florida Gas Transmission Company (“FGT”), which are interstate pipeline companies that transport natural gas from producing areas in western Texas, Colorado and New Mexico to markets throughout the Southwest and to California, and from producing areas along the Gulf Coast and in the Gulf of Mexico to Florida.  Through our wholly owned subsidiary, Southern Union Gas Services, Ltd. (formerly known as Sid Richardson Energy Services, Ltd.), we own and operate approximately 4,600 miles of pipelines and are engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in the Permian Basin of Texas and New Mexico.  Through our two regulated utility divisions — Missouri Gas Energy and New England Gas Company — we serve natural gas end-user customers in Missouri and Massachusetts.

Recent Developments

Acquisition of Sid Richardson Assets

On March 1, 2006, we acquired 100 percent of the partnership interests in Sid Richardson Energy Services, Ltd., a privately held natural gas gathering and processing company, and related entities (collectively, the “Sid Richardson assets”) for $1.6 billion in cash, subject to working capital adjustments.  This business is now known as Southern Union Gas Services.  We funded this acquisition through a short-term bridge loan facility in the amount of $1.6 billion that we and

Enhanced Service Systems, Inc. (“ESSI”), our wholly-owned subsidiary, as borrowers, entered into with a group of banks, as lenders, on March 1, 2006.  This bridge loan facility is available for a maximum period of 364 days at interest rates tied to LIBOR or the prime rate plus a spread based upon the credit ratings of our senior unsecured debt.  Under the terms of the bridge loan facility, we are required to apply 100 percent of the net cash proceeds from the asset dispositions of our PG Energy natural gas distribution division as well as the Rhode Island assets of our New England Gas Company natural gas distribution division and from the issuance of equity and/or debt, other than from the refinancing of debt, to repay the amounts outstanding under the bridge loan facility.  The bridge loan facility is secured by a pledge of our interests in Panhandle Energy and a pledge of the equity interests in Southern Union Gas Services, Ltd. and related entities.

The principal assets of Southern Union Gas Services are located in the Permian Basin of Texas and New Mexico and include approximately 4,600 miles of natural gas and natural gas liquids gathering pipelines, four cryogenic plants and six natural gas treating plants.  The results of operations of this business have been included in our consolidated financial statements for the reporting periods subsequent to the March 1, 2006 acquisition and are reported as a separate Gathering and Processing segment.

Southern Union Gas Services is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in the Permian Basin of Texas and New Mexico.  Southern Union Gas Services’ activities primarily include connecting wells of natural gas producers to its gathering system, treating natural gas to remove impurities to meet pipeline quality specifications, processing natural gas for the removal of natural gas liquids, transporting natural gas and delivering natural gas and natural gas liquids to a variety of markets.  Southern Union Gas Services receives hydrocarbons for purchase or transportation to market from over two hundred producers and suppliers, none of which account for more than 15 percent of its total throughput.  Southern Union Gas Services’ primary sales customers include power generating companies, utilities, energy marketers and industrial users located primarily in the southwestern United States.  Southern Union Gas Services’ major natural gas pipeline interconnects are with ATMOS Pipeline and Storage, LLC, El Paso Natural Gas Company, Energy Transfer Fuel, LP, Enterprise Products Pipeline, LLC and Transwestern.  Its major natural gas liquids pipeline interconnects are with Chapparal Pipeline Co., Louis Dreyfus Pipeline LP and Chevron Pipeline.

Asset Dispositions

On August 24, 2006, we completed the sales of the assets of our PG Energy natural gas distribution division and the Rhode Island assets of our New England Gas Company natural gas distribution division.  We sold the assets of our PG Energy natural gas distribution division to UGI Corporation for $580 million, subject to certain working capital adjustments, and sold the Rhode Island assets of our New England Gas Company natural gas distribution division to National Grid USA for $575 million less assumed debt of approximately $77 million and subject to certain working capital adjustments.  Proceeds from the sales were used to repay a portion of the amounts outstanding under the bridge loan facility incurred in connection with our purchase of the Sid Richardson assets, as discussed above.  We have structured the sales of the assets of our PG Energy natural gas distribution division and the Rhode Island assets of our New England Gas Company natural gas distribution division and the acquisition of the Sid Richardson assets in a manner intended to qualify as a like-kind exchange of property under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

In connection with these dispositions, we expect to record an additional non-cash tax expense of between $150 million and $175 million, additional impairment charges with respect to capital expenditures incurred prior to the sale of these operations, and certain other charges.  In addition, due to the fact that PG Energy and the Rhode Island operations of New England Gas Company were held as discontinued operations, we were unable to record depreciation expense related to those operations during the third quarter.

On September 15, 2006, we announced a series of transactions and definitive agreements designed to result in the Company indirectly owning a 50% interest in FGT and eliminating its ownership interest in Transwestern.

To effect these transactions, on September 14, 2006, Energy Transfer Partners, L.P. (“Energy Transfer”) entered into a definitive purchase agreement to acquire the 50% Class B membership interest in CCEH from GE Energy Financial Services (“GE”) and other investors (the “CCE Acquisition Agreement”).  In addition, on September 14, 2006, Energy Transfer and CCEH entered into a definitive redemption agreement pursuant to which Energy Transfer’s 50% ownership interest in CCEH would be redeemed in exchange for 100% of the equity interests in Transwestern (the “Redemption Agreement”).  Pursuant to the Redemption Agreement, CCEH is obligated to repay approximately $455 million of indebtedness of Transwestern Holding Company, LLC.  Both transactions are expected to close in the fourth quarter of 2006 pending receipt of necessary regulatory approvals and other customary closing conditions.

Upon closing of both transactions, CCEH will be 100% owned indirectly by the Company, and CCEH will own 50% of Citrus Corp., the holding company for FGT.

Term Loan Facility

The Company is currently negotiating a $300 million term loan credit facility for Southern Union Gas Services with a group of banks, including affiliates of Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.  We expect to complete negotiations and finalize the term loan credit facility in the fourth quarter of 2006.

Summary of the Junior Subordinated Notes Offering

The Junior Subordinated Notes

We are offering $600,000,000 aggregate principal amount of the Junior Subordinated Notes.  The Junior Subordinated Notes will mature on                     , 2066.

The Junior Subordinated Notes will be issued under our Subordinated Indenture dated as of May 10, 1995 between us and The Bank of New York Trust Company, N.A., successor to JPMorgan Chase Bank, N.A., formerly known as JPMorgan Chase Bank, formerly known as the Chase Manhattan Bank (National Association) as Trustee (the “Trustee”), as supplemented by a Second Supplemental Indenture, dated as of October    , 2006 (together, the “Subordinated Indenture”).  The Junior Subordinated Notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York (“DTC”) or its nominee.  This means that you will not receive a certificate for your Junior Subordinated Notes but, instead, will hold your interest through DTC’s system.

Interest

Fixed Rate Period — The Junior Subordinated Notes will bear interest at      % per year from the date they are issued up to, but not including,             , 2011 (the “Fixed Rate Period”).  Subject to our right to defer interest payments described below, during the Fixed Rate Period interest is payable semi-annually in arrears on                  and                  of each year, beginning                 , 2007.

Floating Rate Period — The Junior Subordinated Notes will bear interest from                  , 2011 up to, but not including, the maturity date or earlier redemption date (the “Floating Rate Period”) at the Three-Month LIBOR Rate plus         basis points (     %), reset quarterly.  Subject to our right to defer interest payments as described below, during the Floating Rate Period interest is payable quarterly in arrears on                 ,                 ,                  , and                  of each year, beginning                      , 2011.

Additional Interest — If a Change of Control Event (as defined in “Description of the Junior Subordinated Notes”) occurs and we do not elect to redeem the Junior Subordinated Notes, then, from the date on which the Change of Control Event occurs, the Junior Subordinated Notes will bear interest at a rate equal to the prevailing rate then applicable to the Junior Subordinated Notes as described above plus 5.00% per year.

For a more complete description of interest payable on the Junior Subordinated Notes, see “Description of the Junior Subordinated Notes — Interest”.

Record Dates

So long as the Junior Subordinated Notes remain in book-entry only form, the record date for each interest payment date will be the business day before the applicable interest payment date.

If the Junior Subordinated Notes are not in book-entry only form, the record date for each interest payment date will be the fifteenth calendar day (whether or not a business day) before the applicable interest payment date.

Option to Defer Interest Payments

At our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Junior Subordinated Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”).  In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the Junior Subordinated Notes and may choose to do that on more than one occasion.  A deferral of interest payments may not extend beyond the maturity date of the

Junior Subordinated Notes, and we may not begin a new Optional Deferral Period until we have paid all accrued interest on the Junior Subordinated Notes from the previous Optional Deferral Period.

Any deferred interest on the Junior Subordinated Notes will accrue additional interest at a rate equal to the interest rate then applicable to the Junior Subordinated Notes, to the extent permitted by applicable law.  Once we pay all deferred interest payments on the Junior Subordinated Notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on the Junior Subordinated Notes as described above, but not beyond the maturity date of the Junior Subordinated Notes.

We will provide to the Trustee written notice of any optional deferral of not more than 15 business days prior to the applicable interest payment date.  The Subordinated Indenture provides that this notice will be forwarded promptly by the Trustee to each holder of record of Junior Subordinated Notes.

Dividend Stopper; Other Limitations

Unless we have paid all accrued and payable interest on the Junior Subordinated Notes, or if an Event of Default (as defined below) has occurred and is continuing, then we will not and our subsidiaries will not do any of the following, with certain limited exceptions:

•                  declare or pay any dividends (other than dividends paid in stock) or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of our capital stock;

•                  make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equally with or junior in right of payment or upon liquidation to the Junior Subordinated Notes (including debt securities of other series issued under the Subordinated Indenture); or

•                  make any guarantee payments on any guarantee of debt securities if the guarantee ranks equally with or junior in right of payment or upon liquidation to the Junior Subordinated Notes.

Redemption

We may redeem the Junior Subordinated Notes before their maturity at a redemption price described in “Description of the Junior Subordinated Notes” under “— Redemption” and “— Right to Redeem upon a Tax Event or a Change of Control Event,” plus accrued and unpaid interest (i) in whole or in part on one or more occasions any time on or after                 , 2011, or (ii) in whole, but not in part, before                 , 2011 upon the occurrence of a Tax Event or a Change of Control Event (in each case as defined in “Description of the Junior Subordinated Notes”).  These circumstances are more fully described below under the caption “Description of the Junior Subordinated Notes — Right to Redeem upon a Tax Event or a Change of Control Event” in this prospectus supplement.

Replacement Capital Covenant

Around the time of the initial issuance of the Junior Subordinated Notes, we will enter into a Replacement Capital Covenant (as described in “Certain Terms of the Replacement Capital Covenant”) in which we will covenant for the benefit of holders of a designated series of our indebtedness, other than the Junior Subordinated Notes, that we will not redeem or repurchase the Junior Subordinated Notes on or before                 , 2036, unless, subject to certain limitations, during the 180 days prior to the date of that redemption or repurchase we have received a specified amount of proceeds from the sale of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Notes at that time.  The Replacement Capital Covenant is not intended for the benefit of holders of the Junior Subordinated Notes and may not be enforced by them, and the Replacement Capital Covenant is not a term of the Subordinated Indenture or the Junior Subordinated Notes.

Ranking

Our payment obligations under the Junior Subordinated Notes will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our current and future indebtedness, except for other Junior Subordinated Notes we may issue in the future as described under the caption “Description of the Junior Subordinated Notes — Ranking”.  However, the Junior Subordinated Notes will rank equally with our trade accounts payable, accrued liabilities arising in the ordinary course of business and indebtedness to our subsidiaries and joint ventures.

As of June 30, 2006, we had approximately $1.5 billion of outstanding long-term debt and capital lease obligations (excluding the portion of long-term debt and capital lease obligations due within one year) that will be senior to the Junior Subordinated Notes.

As a holding company, our assets primarily consist of the equity securities of our subsidiaries and joint ventures.  Holders of Junior Subordinated Notes will generally have a junior position to claims of creditors of our subsidiaries and joint ventures, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders.  As of June 30, 2006, Southern Union Company had approximately 920,000 issued and outstanding shares of preferred stock.  In addition to trade debt, many of our operating subsidiaries as well as our joint ventures have ongoing corporate debt programs used to finance their business activities.  As of June 30, 2006, our subsidiaries and our consolidated joint ventures had approximately $2.5 billion of outstanding long-term debt (excluding the portion of long-term debt due within one year).  In addition, one of our subsidiaries intends to enter into, and fully borrow on, a $300 million term loan credit facility, which is described above under the caption “Summary Information — Recent Developments — Term Loan Facility.”

There are no terms in the Subordinated Indenture or the Junior Subordinated Notes that limit our ability or the ability of our subsidiaries or joint ventures to incur additional indebtedness, and we and our subsidiaries and joint ventures expect from time to time to incur additional indebtedness constituting senior indebtedness.

Expected Ratings

We expect that the Junior Subordinated Notes will be rated Ba1, BB+ and BBB- by Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s, a division of McGraw-Hill Companies (“S&P”) and Fitch Ratings Ltd. (“Fitch”), respectively.  Credit ratings are intended to provide banks and capital market participants with a framework for comparing the credit quality of securities and are not a recommendation to buy, sell or hold these securities.  Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

U.S. Federal Income Tax Considerations

In connection with the issuance of the Junior Subordinated Notes, our counsel Roberts & Holland LLP will render its opinion to us that, for United States federal income tax purposes, the Junior Subordinated Notes will be classified as indebtedness (although the matter is not free from doubt).  This opinion is subject to certain customary conditions.  See “Material United States Federal Income Tax Consequences”.

Each purchaser of Junior Subordinated Notes agrees to treat them as indebtedness for all United States federal, state and local tax purposes.  We intend to treat the Junior Subordinated Notes in the same manner.

If we elect to defer interest on the Junior Subordinated Notes, the holders of the Junior Subordinated Notes will be required to accrue income for United States federal income tax purposes in the amount of the accumulated interest payments on the Junior Subordinated Notes, in the form of original issue discount, even though cash interest payments are deferred and even though they may be cash basis taxpayers.

No Listing of Junior Subordinated Notes

We do not intend to apply for the listing of the Junior Subordinated Notes on any national securities exchange or for quotation of the Junior Subordinated Notes on any automated dealer quotation system.

Use of Proceeds

We intend to use the net proceeds from the sale of the Junior Subordinated Notes primarily to repay our existing indebtedness, as described in “Use of Proceeds.”

Risk Factors

See “Risk Factors” beginning on page S-8 for a discussion of factors you should carefully consider before deciding to invest in the Junior Subordinated Notes.

We were incorporated in 1932 in the state of Delaware.  Our principal offices are located at 5444 Westheimer Road, Houston, Texas  77056.  Our telephone number is (713) 989-2000, and our website can be accessed at http://www.sug.com.  Information contained in our website does not constitute part of, and is not incorporated into, this prospectus.

RISK FACTORS

An investment in the Junior Subordinated Notes involves a number of risks.  Before deciding to buy any Junior Subordinated Notes, you should carefully consider the following information, together with the other information in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference in this prospectus supplement about risks concerning an investment in the Junior Subordinated Notes.

Risks Related to the Junior Subordinated Notes

We may elect to defer interest payments on the Junior Subordinated Notes at our option for one or more periods of up to 10 years.

We may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on the Junior Subordinated Notes for one or more periods of up to 10 consecutive years.  See “Description of the Junior Subordinated Notes — Options to Defer Interest Payments” in this prospectus supplement.

We are not permitted to pay current interest on the Junior Subordinated Notes until we have paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.

During an Optional Deferral Period of less than 10 years, we will be prohibited from paying current interest on the Junior Subordinated Notes until we have paid all accrued and unpaid deferred interest.  As a result, we may not be able to pay current interest on the Junior Subordinated Notes if we do not have available funds to pay all accrued and unpaid interest.

The Junior Subordinated Notes are effectively subordinated to substantially all of our other debt, including the debt of our subsidiaries and joint ventures.

Our obligations under the Junior Subordinated Notes are subordinate and junior in right of payment and upon liquidation to all of our other indebtedness, except any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the Junior Subordinated Notes.  This means that we cannot make any payments on the Junior Subordinated Notes if we default on a payment of any of our other indebtedness and do not cure the default within the applicable grace period, if the holders of all of our other indebtedness have the right to accelerate the maturity of all of our other indebtedness and request that we cease payments on the Junior Subordinated Notes or if the terms of all of our other indebtedness otherwise restrict us from making payments to junior creditors.

Due to the subordination provisions described in “Description of the Junior Subordinated Notes — Ranking” below and “Description of Subordinated Debt Securities — General” in the accompanying prospectus, in the event of our insolvency, funds which we would otherwise use to pay the holders of the Junior Subordinated Notes will be used to pay the holders of all of our other indebtedness to the extent necessary to pay all of our other indebtedness in full.  As a result of those payments, our general creditors may recover less, ratably, than the holders of all of our other indebtedness, and these general creditors may recover more, ratably, than the holders of the Junior Subordinated Notes.  In addition, the holders of all of our other indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the Junior Subordinated Notes.

Holders of Junior Subordinated Notes will generally have a junior position in right of payment and upon liquidation to claims of creditors of our subsidiaries and joint ventures, including debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders.  Our operating subsidiaries and joint ventures have ongoing corporate debt programs used to finance their business activities.  All of this corporate debt will be effectively senior to the Junior Subordinated Notes.

There are no terms in the Subordinated Indenture or the Junior Subordinated Notes that limit our ability or our subsidiaries’ or joint ventures’ ability to incur additional indebtedness, and we and our subsidiaries and joint ventures expect from time to time to incur additional indebtedness that will be senior to the Junior Subordinated Notes.

We are a holding company, and payments on the Junior Subordinated Notes will only be made from our earnings and assets, and not those of our subsidiaries or joint ventures.

We are a holding company that conducts the majority of our operations through our subsidiaries and joint ventures.  Therefore, our ability to meet our obligations for payment of interest and principal on outstanding debt obligations and to pay dividends to shareholders and corporate expenses depends upon the earnings and cash flows of our subsidiaries and joint ventures and the ability of our subsidiaries and joint ventures to pay dividends or to advance or repay funds to us.  Our subsidiaries and joint ventures are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the Junior Subordinated Notes or to make funds available for payments on the Junior Subordinated Notes, whether by dividends or other payments.  In addition, the payment of dividends and the making of advances to us by our subsidiaries and joint ventures may be subject to statutory, regulatory or contractual restrictions, are contingent upon the earnings of those subsidiaries and joint ventures, and are subject to various business considerations.

Our right to redeem or repurchase the Junior Subordinated Notes is limited by a covenant that we are making in favor of certain other debtholders.

By their terms, the Junior Subordinated Notes may be redeemed by us before their maturity at a redemption price described in “Description of the Junior Subordinated Notes” under “— Redemption” and “— Right to Redeem upon a Tax Event or a Change of Control Event,” plus accrued and unpaid interest (i) in whole or in part, on one or more occasions, any time on or after                 , 2011, or (ii) in whole, but not in part, before                 , 2011, upon the occurrence of a Tax Event or a Change of Control Event (in each case, as defined below).  However, around the time of the initial issuance of the Junior Subordinated Notes, we are entering into a Replacement Capital Covenant, which is described in “Certain Terms of the Replacement Capital Covenant,” that will limit our right to redeem or repurchase Junior Subordinated Notes.  In the Replacement Capital Covenant, we covenant for the benefit of holders of a designated series of our indebtedness that ranks senior to the Junior Subordinated Notes that we will not redeem or repurchase Junior Subordinated Notes on or before                 , 2036 unless, subject to certain limitations, during the 180 days prior to the date of that redemption or repurchase we have received proceeds from the sale of specified securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Notes at the time of redemption or repurchase.

Our ability to raise proceeds from the sale of securities that qualify under the Replacement Capital Covenant during the 180 days prior to a proposed redemption or repurchase will depend on, among other things, market conditions at such time as well as the acceptability to prospective investors of the terms of those securities.  Accordingly, there could be circumstances where we would wish to redeem or repurchase some or all of the Junior Subordinated Notes, including as a result of a Tax Event or a Change of Control Event, and sufficient cash is available for that purpose, but we are restricted from doing so because we have not been able to obtain proceeds from the sale of securities that qualify under the Replacement Capital Covenant.

You may have to pay taxes on interest before you receive cash from us.

If we defer interest payments on the Junior Subordinated Notes, you will be required to accrue interest income for United States federal income tax purposes in respect of your proportionate share of the accrued but unpaid interest on the Junior Subordinated Notes, even if you normally report income when received.  As a result, you will be required to include the accrued interest in your gross income for United States federal income tax purposes prior to your receiving any cash distribution.  If you sell your Junior Subordinated Notes prior to the record date for the first interest payment after an Optional Deferral Period, you would never receive the cash from us related to the accrued interest that you reported for tax purposes.  You should consult with your own tax advisor regarding the tax consequences of an investment in the Junior Subordinated Notes.  See the section entitled “Material United States Federal Income Tax Consequences” in this prospectus supplement.

The after-market price of the Junior Subordinated Notes may be discounted significantly if we defer interest payments.

If we defer interest payments on the Junior Subordinated Notes, you may be unable to sell your Junior Subordinated Notes at a price that reflects the value of deferred amounts.  To the extent a trading market develops for the Junior Subordinated Notes, that market may not continue during an Optional Deferral Period, or during periods in which investors perceive that there is a likelihood of a deferral, and you may be unable to sell Junior Subordinated Notes at those times, either at a price that reflects the value of required payments under the Junior Subordinated Notes or at all.

An active after-market for the Junior Subordinated Notes may not develop.

The Junior Subordinated Notes constitute a new issue of securities with no established trading market.  The Junior Subordinated Notes are not listed, and we do not plan to apply to list the Junior Subordinated Notes on any securities exchange or to include them in any automated quotation system.  We cannot assure you that an active after-market for the Junior Subordinated Notes will develop or be sustained or that holders of the Junior Subordinated Notes will be able to sell their Junior Subordinated Notes at favorable prices or at all.  Although the underwriters have indicated to us that they intend to make a market in the Junior Subordinated Notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice.  Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Junior Subordinated Notes.

A classification of the Junior Subordinated Notes as common equity by the National Association of Insurance Commissioners (NAIC) may impact U.S. insurance company investors and the value of the Junior Subordinated Notes.

The Securities Valuation Office (the “SVO”) of the National Association of Insurance Commissioners (“NAIC”) may from time to time classify securities in the U.S. insurers’ portfolios as debt, preferred equity or common equity instruments.  Under the written guidelines outlined by the SVO, it is not always clear which securities classify as debt, preferred equity or common equity or which features are specifically relevant in making this determination.  Southern Union is aware that the SVO has classified several fixed income securities, either definitively or preliminarily, as common equity.  Southern Union cannot assure you that the Junior Subordinated Notes would not be classified as common equity, if reviewed and classified by the SVO.  If the NAIC were to classify the Junior Subordinated Notes as common equity, the willingness of the U.S. insurance investors to hold the Junior Subordinated Notes could be reduced, which in turn could reduce the price of the Junior Subordinated Notes in any available after-market.  On September 12, 2006, the NAIC Financial Condition E Committee adopted a proposal under which securities such as the Junior Subordinated Notes would be reported as preferred stock for the 2006 reporting year.  This proposal remains subject to the final review by the NAIC, and there can be no assurance that the NAIC will approve the proposal.  As of the date hereof, the SVO has not assigned a classification to the Junior Subordinated Notes and there can be no assurance of the classification that may be assigned to the Junior Subordinated Notes in the future.

Risks Related to the Company

We are incorporating in this section by reference and you should review and consider carefully the risk factors related to our business contained in our Annual Report on Form 10-K for the year ended December 31, 2005, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006, and our Current Report on Form 8-K dated July 17, 2006.

The Internal Revenue Service may challenge the like-kind exchange treatment taken by the Company.

We have structured the sale of the assets of our PG Energy natural gas distribution division and the Rhode Island assets of our New England Gas Company natural gas distribution division and the acquisition of the Sid Richardson assets in a manner intended to qualify as a like-kind exchange of property under Section 1031 of the Internal Revenue Code.  If the like-kind exchange treatment were to apply to this transaction, most of the tax gains realized with respect to the sale of the assets of our PG Energy natural gas distribution division and the Rhode Island assets of our New England Gas Company natural gas distribution division would not be recognized currently.  However, the like-kind exchange rules of the Internal Revenue Code are highly complex and their application to the sale of the assets of our PG Energy natural gas distribution division and the Rhode Island assets of our New England Gas Company natural gas distribution division and the acquisition of the Sid Richardson assets is not entirely clear.  If the Internal Revenue Service (“IRS”) successfully denies the benefits of Section 1031 to the sale of the assets of our PG Energy natural gas distribution division and the Rhode Island assets of our New England Gas Company natural gas distribution division and the acquisition of the Sid Richardson assets, we would be required to pay approximately $200 million of additional income tax (before any interest and penalty) for the 2006 taxable year.  Under such circumstances, we expect that we would be entitled over time to additional depreciation deductions with respect to the Sid Richardson assets as a result of the higher tax basis in such assets that would exist if the benefits of Section 1031 were not available.

Credit ratings downgrades would increase the Company’s financing costs and limit its ability to access the capital markets.

As of December 31, 2005, Southern Union’s debt, including Panhandle Energy’s debt, is currently rated Baa3 by Moody’s, BBB by S&P and BBB by Fitch.  Credit ratings may be adversely impacted by a variety of factors or events, including, but not limited to, the issuance of additional indebtedness, the increasing of dividend payments on common stock, or the repurchase by the Company of any of its outstanding common stock pursuant to a share repurchase program or otherwise.  If the Company’s current credit ratings are downgraded below investment grade or if there are times when it is placed on “credit watch,” both borrowing costs and the costs of maintaining certain contractual relationships could increase.  Lower credit ratings could also adversely affect relationships with state regulators, who may be unwilling to allow the Company to pass along increased funding costs to natural gas customers.

USE OF PROCEEDS

We estimate that we will receive net proceeds of $    million from the sale of Junior Subordinated Notes offered by us upon settlement of this offering, after deducting the underwriters’ discounts and commissions and other expenses of this offering.  We expect to use the net proceeds of this offering to (i) repay approximately $75 million of indebtedness outstanding under our multi-year revolving credit facility, which matures on May 28, 2010, and (ii) repay the remaining the $525 million of indebtedness outstanding under our bridge loan facility, which we incurred to fund our acquisition of the Sid Richardson assets, and which matures on February 28, 2007.  At June 30, 2006, loans under our multi-year revolving credit facility carried an effective interest rate of 5.95%, and loans under our bridge loan facility carried an effective interest rate of 5.72%.

CAPITALIZATION

The table below shows our unaudited capitalization on a consolidated basis as of June 30, 2006:

•                  on an actual basis;

•                  on a pro forma basis, giving effect to the sales of the assets of our PG Energy natural gas distribution division and the Rhode Island assets of our New England Gas Company natural gas distribution division as if the sales had occurred on June 30, 2006;

•                  on a pro forma basis, as further adjusted to give effect to the application of $1.075 billion of net proceeds from those sales to reduce the indebtedness outstanding under our bridge loan facility, which we incurred to fund our acquisition of the Sid Richardson assets; and

•                  on a pro forma basis, as further adjusted to give effect to (i) the issuance of $600 million Junior Subordinated Notes Due 2066 in this offering and our receipt and application of the estimated net proceeds from this offering, (ii) the application of approximately $75 million of net proceeds to reduce indebtedness outstanding under our multi-year revolving credit facility and (iii) the application of $525 million of net proceeds to repay the remaining indebtedness outstanding under our bridge loan facility.

You should read this table in conjunction with “Use of Proceeds,” our audited and unaudited historical financial statements, and our unaudited pro forma financial statements including the accompanying notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	June 30, 2006
	Actual	Pro forma	Pro forma, as adjusted for the application of the proceeds from the sales of assets(1)	Pro forma, as adjusted for the Junior Subordinated Notes offering
	(in millions)
Short-term debt, including current portion of long-term debt	$2,427	$2,428	$1,382	$782
Long-term debt:
Junior Subordinated Notes	—	—	—	600
Other long-term debt	1,523	1,508	1,508	1,508
Total long-term debt	1,523	1,508	1,508	2,108
Total stockholders’ equity	1,949	1,811	1,811	1,811

Total capitalization including short-term debt	$5,899	$5,747	$4,701	$4,701

(1)             Includes the estimated impact of working capital adjustments.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for Southern Union:

•                  on a historical basis for each of the four fiscal years in the period ended June 30, 2004, for the six-month period ended December 31, 2004, for the year ended December 31, 2005, and for the six-month period ended June 30, 2006; and

•                  on a pro forma basis, for the six-month period ended June 30, 2006, giving effect to the following, as if they all had occurred on January 1, 2006:

•                  the acquisition of the Sid Richardson assets and related financings;

•                  the sales of the assets of our PG Energy natural gas distribution division and the Rhode Island assets of our New England Gas Company natural gas distribution division and the application of $1.075 billion of net proceeds from those sales to reduce the indebtedness outstanding under our bridge loan facility, which we incurred to fund our acquisition of the Sid Richardson assets; and

•                  the issuance of $600 million Junior Subordinated Notes Due 2066 in this offering and our receipt of the estimated net proceeds and the application thereof to (a) repay approximately $75 million of indebtedness outstanding under our multi-year revolving credit facility and (b) repay the remaining $525 million of indebtedness outstanding under our bridge loan facility.

For the purpose of calculating such ratios, “earnings” consist of income from continuing operations before income taxes and fixed charges.  “Fixed charges” consist of interest expense, amortization of debt discount or premiums and an estimate of interest implicit in rentals.

	Pro Forma Six Months Ended June 30,	Six Months Ended June 30,	Year Ended December 31,	Six Months Ended December 31,	Year Ended June 30,
	2006(a)	2006	2005	2004	2004	2003	2002	2001
	(in thousands)
FIXED CHARGES:
Interest	$92,000	$103,754	$132,971	$65,344	$137,967	$91,731	$98,269	$109,881
Net amortization of debt discount and premium and issuance expense	(102)	4,475	2,186	(446)	(10,100)	1,612	2,936	3,118
Interest portion of rental expense	3,450	3,803	6,700	3,152	5,940	2,012	3,049	3,451
Total Fixed Charges	$95,348	$112,032	$141,857	$68,050	$133,807	$95,355	$104,254	$116,450

EARNINGS:
Consolidated pre-tax income (loss) from continuing operations	$141,949	$133,482	$203,148	$16,954	$106,468	$(14,371)	$(78,626)	$(460)
Total fixed charges	95,348	112,032	141,857	68,050	133,807	95,355	104,254	116,450
Earnings Available for Fixed Charges	$237,297	$245,514	$344,005	$85,004	$240,275	$80,984	$25,628	$115,990
Ratio of Earnings to Fixed Charges	2.49	2.19	2.43	1.25	1.80	(b)	(b)	(b)

(a)              Includes the estimated impact of working capital adjustments.

(b)              The earnings were inadequate to cover fixed charges by approximately $14.4 million, $78.6 million and $460,000 for the years ended June 30, 2003, 2002 and 2001, respectively.  In accordance with U.S. generally accepted accounting principles, we did not allocate interest expense or other corporate costs to discontinued operations for any periods presented (except where the underlying debt was assumed by the buyers of these operations), resulting in the recognition of losses from continuing operations for the years ended June 30, 2003, 2002 and 2001.  All outstanding debt of Southern Union Company and its subsidiaries, other than Panhandle Energy, is maintained at Southern Union Company.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

We have summarized below certain terms of the Junior Subordinated Notes.  This summary is not complete and should be read together with the description under the caption “Description of Subordinated Debt Securities” in the accompanying prospectus.  For more information, we refer you to the Subordinated Indenture and the form of supplemental indenture under which the Junior Subordinated Notes will be issued (together, the “Subordinated Indenture”), which were filed as exhibits to the registration statement of which this prospectus supplement is a part.  We urge you to read the Subordinated Indenture and supplemental indenture because they, and not this description, define your rights as a holder of the Junior Subordinated Notes.

The Subordinated Indenture is qualified as an indenture under the Trust Indenture Act.  You should also refer to the Trust Indenture Act for provisions that apply to the Junior Subordinated Notes.

The Subordinated Indenture permits us to “reopen” this series of Junior Subordinated Notes and issue additional Junior Subordinated Notes of this series without the consent of the holders of the Junior Subordinated Notes.

The Junior Subordinated Notes will mature on                 , 2066.

Ranking

The Junior Subordinated Notes will be subordinate and junior in right of payment and upon liquidation, to the extent set forth in the Subordinated Indenture, to all Priority Indebtedness as defined below.  If:

•                  we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•                  a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Priority Indebtedness; or

•                  the maturity of any Priority Indebtedness has been accelerated because of a default on that Priority Indebtedness,

then the holders of Priority Indebtedness generally will have the right to receive payment, in the first instance above, of all amounts due or to become due on that Priority Indebtedness, and, in the second and third instances above, of all amounts due on that Priority Indebtedness, or we will make provision for those payments, in each instance above before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes.

“Priority Indebtedness” means, with respect to the Junior Subordinated Notes, the principal, premium, interest and any other payment in respect of any of the following:

•                  all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;

•                  our obligations under synthetic leases, finance leases and capitalized leases;

•                  our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•                  any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements; and

•                  all indebtedness of others of the kinds described in the preceding categories that we have assumed or guaranteed.

Priority Indebtedness will not include trade accounts payable, accrued liabilities arising in the ordinary course of business or indebtedness to our subsidiaries or joint ventures.

Priority Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Priority Indebtedness.  We may not amend the Subordinated Indenture or the Junior Subordinated Notes to change the subordination of any outstanding Priority Indebtedness without the consent of each holder of Priority Indebtedness that the amendment would adversely affect.

As of June 30, 2006, we had approximately $1.5 billion of outstanding long-term debt and capital lease obligations (excluding the portion of long-term debt and capital lease obligations due within one year) that will be senior to the Junior Subordinated Notes.

As a holding company, our assets primarily consist of the equity securities of our subsidiaries and joint ventures.  Holders of Junior Subordinated Notes will generally have a junior position to claims of creditors of our subsidiaries and joint ventures, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders.  As of June 30, 2006, Southern Union Company had approximately 920,000 issued and outstanding shares of preferred stock.  In addition to trade debt, many of our operating subsidiaries as well as our joint ventures have ongoing corporate debt programs used to finance their business activities.  As of June 30, 2006, our subsidiares and consolidated joint ventures had approximately $2.5 billion of outstanding long-term debt (excluding the portion of long-term debt due within one year).  In addition, one of our subsidiaries intends to enter into, and fully borrow on, a $300 million term loan credit facility, which is described above under the caption “Summary Information — Recent Developments — Term Loan Facility.”

There are no terms in the Subordinated Indenture or the Junior Subordinated Notes that limit our ability or the ability of our subsidiaries or joint ventures to incur additional indebtedness, and we and our subsidiaries and joint ventures expect from time to time to incur additional indebtedness constituting senior indebtedness.

Interest

Fixed Rate Period — The Junior Subordinated Notes will bear interest at       % per year during the Fixed Rate Period.  Subject to our right to defer interest payments described below, during the Fixed Rate Period interest is payable semi-annually in arrears on                  and                   of each year, beginning                 , 2007.  If interest payments are deferred or otherwise not paid during the Fixed Rate Period, they will accrue and compound until paid at the annual rate of      %.  The amount of interest payable for any semi-annual interest accrual period during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Floating Rate Period — The Junior Subordinated Notes will bear interest during the Floating Rate Period at the Three-Month LIBOR Rate plus               basis points (   %), reset quarterly.  Subject to our right to defer interest payments as described below, during the Floating Rate Period interest is payable quarterly in arrears, beginning                 , 2011, on                 ,                  ,                 and                  of each year (each, also a “LIBOR Rate Reset Date”).  If interest payments are deferred or otherwise not paid during the Floating Rate Period, they will accrue and compound until paid at the prevailing floating rate.  The amount of distributions payable for any quarterly interest period during the Floating Rate Period will be computed by multiplying the floating rate for that quarterly interest period by a fraction, the numerator of which will be the actual number of days elapsed during that quarterly interest period (determined by including the first day of the interest period and excluding the last day), and the denominator of which will be 360, and by multiplying the result by the aggregate principal amount of the Junior Subordinated Notes.

Additional Interest — If a Change of Control Event (as defined below) occurs and we do not elect to redeem the Junior Subordinated Notes, then, from the date on which the Change of Control Event occurs, the Junior Subordinated Notes will bear interest at a rate equal to the prevailing rate then applicable to the Junior Subordinated Notes as described above plus 5.00% per year.

General — In this prospectus supplement, the term “interest” includes semi-annual interest payments during the Fixed Rate Period, quarterly interest payments during the Floating Rate Period, and applicable interest on interest payments accrued but not paid on the applicable interest payment date.

A “business day” is any day that is not a Saturday, a Sunday, a day on which banks in New York City are authorized or obligated by law or executive order to remain closed, or a day on which the Corporate Trust Office of the Trustee is closed for business.

During the Fixed Rate Period, if an interest payment date, a redemption date or the maturity date of the Junior Subordinated Notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the interest payment date, the redemption date or the maturity date, as applicable.

During the Floating Rate Period, if any interest payment date, other than a redemption date or the maturity date of the Junior Subordinated Notes, falls on a day that is not a business day, the interest payment date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the interest payment date will be the immediately preceding business day.  Also, if a redemption date or the maturity date of the Junior Subordinated Notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the redemption date or the maturity date, if applicable.

During the Floating Rate Period, if any LIBOR Rate Reset Date falls on a day that is not a business day, the LIBOR Rate Reset Date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the LIBOR Rate Reset Date will be the immediately preceding business day.

So long as the Junior Subordinated Notes remain in book-entry only form, the record date for each interest payment date will be the business day before the applicable interest payment date.

If the Junior Subordinated Notes are not in book-entry only form, the record date for each interest payment date will be the fifteenth calendar day (whether or not a business day) before the applicable interest payment date.

Determining the Floating Rate — The “Three-Month LIBOR Rate” means the rate determined in accordance with the following provisions:

(1)           On the LIBOR Interest Determination Date, the Calculation Agent or its affiliate will determine the Three-Month LIBOR Rate, which will be the rate for deposits in U.S. Dollars having a three-month maturity which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the LIBOR Interest Determination Date.

(2)           If no rate appears on Telerate Page 3750 on the LIBOR Interest Determination Date, the Calculation Agent or its affiliate will request the principal London offices of four major reference banks in the London Inter-Bank Market to provide it with their offered quotations for deposits in U.S. Dollars for the period of three months, commencing on the applicable LIBOR Rate Reset Date, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time.  If at least two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations.  If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Calculation Agent or its affiliate for loans in U.S. Dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time.  If the banks selected by the Calculation Agent or its affiliate are not providing quotations in the manner described by this paragraph, the rate for the quarterly interest period following the LIBOR Interest Determination Date will be the rate in effect on that LIBOR Interest Determination Date.

“Telerate Page 3750” means the display designated as “Telerate page 3750” on Moneyline Telerate, Inc. (or such other page as may replace “Telerate page 3750” on such service) or such other service displaying the London Inter-Bank offered rates of major banks, as may replace Moneyline Telerate, Inc.

“LIBOR Interest Determination Date” means the second LIBOR Business Day preceding each LIBOR Rate Reset Date.

“LIBOR Business Day” means any business day on which dealings in deposits in U.S. Dollars are transacted in the London Inter-Bank market.

“Calculation Agent” means The Bank of New York Trust Company, N.A., or its successor appointed by us, acting as calculation agent.

Option to Defer Interest Payments

At our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Junior Subordinated Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”).  In other words, we may declare at our discretion up to a

10-year interest payment moratorium on the Junior Subordinated Notes and may choose to do that on more than one occasion.  A deferral of interest payments may not extend beyond the maturity date of the Junior Subordinated Notes, and we may not begin a new Optional Deferral Period until we have paid all accrued interest on the Junior Subordinated Notes from the previous Optional Deferral Period.

Any deferred interest on the Junior Subordinated Notes will accrue additional interest at a rate equal to the interest rate then applicable to the Junior Subordinated Notes, to the extent permitted by applicable law.  Once we pay all deferred interest payments on the Junior Subordinated Notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on the Junior Subordinated Notes as described above, but not beyond the maturity date of the Junior Subordinated Notes.

Certain Limitations During an Optional Deferral Period or an Event of Default

Unless we have paid all accrued and payable interest on the Junior Subordinated Notes, or if an Event of Default has occurred and is continuing, then subject to several exceptions, we will not and our subsidiaries will not do any of the following:

•                  declare or pay any dividends or distributions, or redeem, purchase, acquire, or make a liquidation payment on any of our capital stock;

•                  make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank equally with or junior in right of payment or upon liquidation  to the Junior Subordinated Notes (including debt securities of other series issued under the Subordinated Indenture); or

•                  make any guarantee payments on any guarantee of debt securities if the guarantee ranks equally with or junior in right of payment or upon liquidation to the Junior Subordinated Notes.

However, at any time, including during an Optional Deferral Period or an Event of Default, the exceptions will permit us to:

•                  pay stock dividends or distributions in additional shares of our capital stock;

•                  declare or pay a dividend in connection with the implementation of a stockholders’ rights plan, or issue stock under such a plan or repurchase such rights; and

•                  purchase common stock for issuance pursuant to any employee benefit plans or dividend reinvestment and direct stock purchase plans.

Notice

We will provide to the Trustee written notice of any optional deferral of interest not more than 15 business days prior to the applicable interest payment date.  The Subordinated Indenture provides that this notice will be forwarded promptly by the Trustee to each holder of record of Junior Subordinated Notes.

Certain Covenants Do Not Apply

Holders of the Junior Subordinated Notes will not have the benefit of and will not be entitled to enforce the covenants described in the accompanying prospectus in “Description of Subordinated Debt Securities” under the headings “— Liens” and “— Sale and Lease-back Transactions.”

Events of Default

The following are events of default (“Events of Default”) under the Subordinated Indenture:

•                  our failure to pay principal when due;

•                  our failure to pay interest when due and payable, which failure continues for 30 days (subject to our right to optionally defer interest payments as described above under “— Option to Defer Interest Payments”);

•                  our failure to perform other covenants, which failure continues beyond the grace period described in the Subordinated Indenture; or

•                  certain events of bankruptcy, insolvency or reorganization.

If such an Event of Default (other than certain events of bankruptcy) occurs under the Subordinated Indenture, the Trustee or the holders of 25% of the principal amount of the Junior Subordinated Notes will have the right to declare the principal amount of the Junior Subordinated Notes and any accrued interest thereon, immediately due and payable.  If an Event of Default consisting of certain events of bankruptcy occurs under the Subordinated Indenture, the principal amount of all the outstanding Junior Subordinated Notes will automatically, and without any declaration or other action on the part of the Trustee or any holder, become immediately due and payable.  For more information on these and other Events of Default, see “Description of Subordinated Debt Securities — Events of Default” in the accompanying prospectus.

Agreement by Holders to Certain Tax Treatment

Each holder of the Junior Subordinated Notes will, by accepting the Junior Subordinated Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Junior Subordinated Notes constitute debt and will treat the Junior Subordinated Notes as debt for United States federal, state and local tax purposes.

Redemption

The Junior Subordinated Notes will mature on                 , 2066, and may be redeemed before their maturity (i) in whole or in part, on one or more occasions, any time on or after                 , 2011, at 100% of their principal amount, plus accrued and unpaid interest or (ii) in whole, but not in part, before                 , 2011 upon the occurrence of a Tax Event or a Change of Control Event at a redemption price described below.  See “— Right to Redeem upon a Tax Event or a Change of Control Event” below for a description of the terms Tax Event and Change of Control Event.

Right to Redeem upon a Tax Event or a Change of Control Event

Before                 , 2011, we will have the right to redeem all, but not fewer than all, of the Junior Subordinated Notes, at a redemption price equal to the Make-Whole Amount (as defined below), plus accrued and unpaid interest through, but not including, the redemption date, within 90 days after the occurrence of a Tax Event or a Change of Control Event.  We will not be required under the terms of the Junior Subordinated Notes to redeem any Priority Indebtedness upon a Tax Event or a Change of Control Event.

Tax Event

A “Tax Event” means that we have received an opinion of independent tax counsel experienced in those matters to the effect that, as a result of any amendment to, change or announced proposed change in:

•                  the laws or regulations of the United States or any of its political subdivisions or taxing authorities, or

•                  any official administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations,

which amendment or change becomes effective or proposed change, pronouncement, action or decision is announced on or after the date the Junior Subordinated Notes are issued and sold, there is more than an insubstantial risk that interest payable by us on the Junior Subordinated Notes is not or within 90 days would not be deductible, in whole or in part, by us for U.S. federal income tax purposes.

Change of Control Event

A “Change of Control Event” means the earliest date on which both of the following events have occurred:

•                  Any person or persons acting in concert or on behalf of any person(s) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the capital stock of the Company then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors (whether or not any necessary approvals therefore have been obtained) (a “Change of Control”); and

•                  within 90 days after public notice of the occurrence of a Change of Control (which period will be extended so long as any rating is under publicly announced consideration of possible downgrade by any of the Rating Agencies (as defined below)), any Rating Agency publicly announces that in connection with, in anticipation of or as a result of, a Change of Control occurring, the corporate credit rating of the Company by such Rating Agency is withdrawn or downgraded to a rating of or below BBB- by S&P, Ba1 by Moody’s or BBB- by Fitch (or their respective equivalents at such time).

“Rating Agencies” means Moody’s, S&P or Fitch.

Make-Whole Amount

The Make-Whole Amount will be determined in accordance with the following provisions:

“Make-Whole Amount” means an amount equal to the greater of (i) 100% of the principal amount of the Junior Subordinated Notes or (ii) as determined by a Quotation Agent as of the redemption date, the sum of the present value of each scheduled payment of principal and interest on the Junior Subordinated Notes from the redemption date to                 , 2011, discounted to the redemption date

on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 50 basis points.

“Comparable Treasury Issue” means, with respect to any redemption date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the time period from the redemption date to                 , 2011 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term to maturity comparable to such time period.  If no United States Treasury security has a maturity which is within a period from three months before to three months after                 , 2011, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average, after excluding the highest and lowest such Reference Treasury Dealer Quotations, of up to five Reference Treasury Dealer Quotations for such redemption date, or (ii) if the Quotation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Quotation Agent” means one of Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors as selected by us; provided, however, that if all of these firms cease to be a primary United States Government securities dealer in New York City (a Primary Treasury Dealer), we will substitute another Primary Treasury Dealer as Quotation Agent.

“Reference Treasury Dealer” means (i) Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, however, that if any of these firms shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for that firm; and (ii) up to two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H. 15(519)” or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the time period from the redemption date to           , 2011, (if no maturity is within three months before or after such time period, yields for the two published maturities most closely corresponding to such time period shall be determined by the Quotation Agent and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.  The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

CERTAIN TERMS OF THE REPLACEMENT CAPITAL COVENANT

We have summarized below certain terms of the Replacement Capital Covenant.  This summary is not a complete description of the Replacement Capital Covenant and is qualified in its entirety by the terms and provisions of the full document.

We will covenant in the Replacement Capital Covenant for the benefit of persons that buy, hold or sell a specified series of our long-term indebtedness that ranks senior to the Junior Subordinated Notes, that we and our subsidiaries will not redeem or repurchase Junior Subordinated Notes on or before                 , 2036, unless, subject to certain limitations, during the 180 days prior to the date of that redemption or repurchase we have received a specified amount of proceeds from the sale of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Junior Subordinated Notes at the time of redemption or repurchase.

Our covenants in the Replacement Capital Covenant run only to the benefit of holders of the designated series of our long-term indebtedness.  The Replacement Capital Covenant is not intended for the benefit of holders of the Junior Subordinated Notes and may not be enforced by them, and the Replacement Capital Covenant is not a term of the Subordinated Indenture or the Junior Subordinated Notes.

Our ability to raise proceeds from qualifying securities during the six months prior to a proposed redemption or repurchase of the Junior Subordinated Notes will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those qualifying securities.

The Replacement Capital Covenant may be terminated if the holders of at least 51% by principal amount of the then existing covered debt agree to terminate the Replacement Capital Covenant, or if we no longer have outstanding any indebtedness that qualifies as covered debt, and will terminate on                 , 2036 if not terminated earlier.

The Replacement Capital Covenant may be amended or supplemented from time to time if the holders of at least 51% by principal amount of the then-existing covered debt agree to amend or supplement the Replacement Capital Covenant, except that the Replacement Capital Covenant may be amended or supplemented from time to time without the consent of the holders of the then-existing covered debt if the amendment or supplement is not adverse to the holders of the then-existing covered debt.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the Junior Subordinated Notes.  This discussion only applies to Junior Subordinated Notes that are held as capital assets by holders that purchase the Junior Subordinated Notes in the initial offering at their “issue price,” which will equal the first price to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) at which a substantial amount of the Junior Subordinated Notes are sold for money.  This discussion does not describe all of the material tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, banks, insurance companies, tax-exempt entities, certain former citizens or residents of the United States, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, partnerships, and other pass-through entities (and persons holding the Junior Subordinated Notes through a partnership or other pass-through entity), persons holding the Junior Subordinated Notes as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated transaction, holders whose functional currency is not the U.S. dollar, passive foreign investment companies, controlled foreign corporations, and corporations that accumulate earnings to avoid U.S. federal income tax.  In addition, this discussion does not address the effect of any state, local, foreign, or other tax laws or any U.S. federal estate, gift, or alternative minimum tax considerations.  This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, and final, temporary, and proposed Treasury Regulations, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

As used in this prospectus supplement, the term “U.S. holder” means a beneficial owner of a Junior Subordinated Note that is for U.S. federal income tax purposes:

•                  an individual citizen or resident of the United States;

•                  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) that trust was in existence on August 20, 1996, and has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a domestic trust.

As used in this summary, the term “non-U.S. holder” means a beneficial owner of a Junior Subordinated Note that is not a U.S. person (as such term is defined in the Code).

Persons considering the purchase of the Junior Subordinated Notes should consult their own tax advisors as to the U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the Junior Subordinated Notes in light of their particular circumstances, as well as the effect of any state, local, foreign, or other tax laws.

Classification of the Junior Subordinated Notes

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances.  There is no statutory, judicial, or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the Junior Subordinated Notes.  Based upon an analysis of the relevant facts and circumstances, including certain assumptions made by them and representations provided by us to them, Roberts & Holland LLP will provide us with an opinion that under then current law and assuming full compliance with the terms of the Subordinated Indenture, this prospectus supplement, and other relevant documents, although the matter is not free from doubt, the Junior Subordinated Notes will be treated as indebtedness for U.S. federal income tax purposes.  This opinion is not binding on the IRS or any court, and there can be no assurance that the IRS or a court will agree with this opinion.  We agree, and by acquiring an interest in a Junior Subordinated Note each beneficial owner of a Junior Subordinated Note will agree, to treat the Junior Subordinated Notes as indebtedness for U.S. federal income tax purposes, and the remainder of this discussion assumes this treatment.  Holders should consult their own tax advisors regarding the tax consequences to them if the Junior Subordinated Notes are not treated as indebtedness for U.S. federal income tax purposes.

U.S. Holders

Interest

Pursuant to applicable U.S. Treasury Regulations, the possibility that interest on the Junior Subordinated Notes may be deferred, or that the interest rate on the Junior Subordinated Notes may increase if we do not elect to redeem such Junior Subordinated Notes upon a Change of Control Event, could result in the Junior Subordinated Notes being treated as issued with original issue discount, unless the likelihood of such deferral or increase in interest rate is remote within the meaning of the regulations.  The Company believes that the likelihood of such interest deferral or increase in interest rate is remote and that, therefore, the possibility of such interest deferral or increase in interest rate will not result in the Junior Subordinated Notes being treated as issued with original issue discount.  Except as otherwise indicated, the remainder of the discussion assumes that this treatment is correct.

Accordingly, interest paid on the Junior Subordinated Notes should be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received, in accordance with that U.S. holder’s method of accounting for U.S. federal income tax purposes.  However, there can be no assurance that the IRS or a court will agree with this position.  If the possibility of an interest deferral or increase in interest rate (as described in the preceding paragraph) were determined not to be remote, or if interest were in fact deferred, the Junior Subordinated Notes would be treated as issued with original issue discount at the time of issuance or at the time of such deferral, as the case may be, and all stated interest (or, if the possibility of such interest deferral or increase in interest rate is remote, but the interest is in fact deferred, all stated interest due after that deferral) would be treated as original issue discount.  In that case, a U.S. holder would be required to include such stated interest in income as it accrues using a constant yield method, regardless of such holder’s regular method of accounting (but the U.S. holder would not separately report the actual cash payments of interest on the Junior Subordinated Notes as taxable income).

Pursuant to applicable Treasury Regulations, the change in interest rate from     % to Three-Month LIBOR Rate plus     basis points, reset quarterly, will not result in the Junior Subordinated Notes being treated as issued with original issue discount, so long as our option to redeem the Junior

Subordinated Notes on or after                 , 2011, is considered to be “unconditional.”  We believe, and the discussion below assumes, that our option to redeem the Junior Subordinated Notes on or after                  , 2011, will qualify as “unconditional.”  However, pursuant to the Replacement Capital Covenant, we are permitted to redeem the Junior Subordinated Notes prior to                 , 2036, only from the proceeds of certain sales of securities, and the IRS might thus contend that our option is subject to a “condition.”  If such a contention were successful, the Junior Subordinated Notes could be treated as issued with original issue discount and a U.S. holder could consequently be required to include certain amounts in income prior to the receipt of corresponding interest payments.  U.S. holders should consult their tax advisors regarding the potential application of the tax rules pertaining to original issue discount.

Sale, Exchange, Redemption, or Retirement of the Junior Subordinated Notes

Upon the sale, exchange, redemption, or retirement of a Junior Subordinated Note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, or retirement and that U.S. holder’s adjusted tax basis in the Junior Subordinated Note.  For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest, which will constitute ordinary income if not previously included in income.  Assuming that there are no deferred payments of interest on the Junior Subordinated Notes and that the Junior Subordinated Notes are not deemed to be issued with original issue discount, a U.S. holder’s adjusted tax basis in the Junior Subordinated Notes generally will be its initial purchase price.  If the Junior Subordinated Notes are deemed to be issued with original issue discount, a U.S. holder’s tax basis in the Junior Subordinated Notes generally will be its initial purchase price, increased by original issue discount previously includible in that U.S. holder’s gross income to the date of disposition and decreased by payments received by that U.S. holder on the Junior Subordinated Notes on or after the date that the Junior Subordinated Notes were deemed to be issued with original issue discount.  Gain or loss realized on the sale, exchange, redemption, or retirement of a Junior Subordinated Note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption, or retirement the Junior Subordinated Note has been held by that U.S. holder for more than one year.  A noncorporate U.S. holder generally is entitled to preferential treatment for net long-term capital gains.  The ability of a U.S. holder to deduct capital losses is limited.

Backup Withholding and Information Reporting

Information reporting requirements generally apply in connection with payments on the Junior Subordinated Notes to, and proceeds from a sale or other disposition of the Junior Subordinated Notes by, noncorporate U.S. holders.  A U.S. holder will be subject to backup withholding on interest paid on the Junior Subordinated Notes and proceeds from a sale or other disposition of the Junior Subordinated Notes if the U.S. holder fails to provide its correct taxpayer identification number to the paying agent in the manner required under U.S. federal income tax law, fails to comply with applicable backup withholding tax rules, or does not otherwise establish an exemption from backup withholding.  Any amounts withheld under the backup withholding rules will entitle that U.S. holder to a credit against that U.S. holder’s U.S. federal income tax liability and may entitle that U.S. holder to a refund, provided that the required information is timely and properly furnished to the IRS.

U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption from backup withholding, and the procedure for obtaining such an exemption, if available.

Non-U.S. Holders

Assuming that the Junior Subordinated Notes will be treated as indebtedness for U.S. federal income tax purposes, interest paid on a Junior Subordinated Note to a non-U.S. holder will be exempt from withholding of United States federal income tax pursuant to the “portfolio interest exemption,” provided that:

•                  the interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•                  the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•                  the non-U.S. holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

•                  the non-U.S. holder provides to the withholding agent, in accordance with specified procedures, a statement to the effect that such non-U.S. holder is not a United States person (generally by providing a properly executed IRS Form W-8BEN).

If a non-U.S. holder cannot satisfy the requirements of the portfolio interest exemption described above, interest paid on the Junior Subordinated Notes (including payments in respect of original issue discount, if any, on the Junior Subordinated Notes) made to a non-U.S. holder should be subject to a 30% United States federal withholding tax, unless that non-U.S. holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable United States income tax treaty or (ii) stating that the interest is not subject to withholding tax because it is effectively connected with that non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States (and, if an applicable United States income tax treaty applies, the non-U.S. holder maintains a permanent establishment within the United States) and the interest is effectively connected with the conduct of that trade or business (and, if an applicable United States income tax treaty applies, attributable to that permanent establishment), that non-U.S. holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that non-U.S. holder were a U.S. holder.  In addition, a non-U.S. holder that is a foreign corporation engaged in a trade or business in the United States may be subject to a branch profits tax at a rate of 30% (or, if an applicable United States income tax treaty applies, such lower rate as provided thereunder).

Any gain realized on the disposition of a Junior Subordinated Note generally will not be subject to United States federal income tax unless:

•                  that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder within the United States); or

•                  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding will not apply to interest paid on a Junior Subordinated Note to a non-U.S. holder, or to proceeds from the disposition of a Junior Subordinated Note by a non-U.S. holder, in each case, if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and neither we nor our paying agent has actual knowledge (or reason to know) to the contrary.  Any amounts withheld under the backup withholding rules will entitle such non-U.S. holder to a credit against U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is timely and properly furnished to the IRS.  In general, if a Junior Subordinated Note is not held through a qualified intermediary, the amount of payments made on that Junior Subordinated Note, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Non-U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation.  Holders should consult their tax advisors regarding the tax consequences to them of the purchase, ownership, and disposition of the junior subordinated notes, including the tax consequences under state, local, foreign, and other tax laws.

LEGAL MATTERS

Certain legal matters with respect to our Junior Subordinated Notes will be passed on for us by Fleischman and Walsh, L.L.P., Washington, D. C.  Attorneys in that firm have a beneficial interest in our common stock.  The validity of the Junior Subordinated Notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.  Roberts & Holland LLP, New York, New York, is acting as our special tax counsel in connection with this offering.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated              , 2006, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, the following respective principal amounts of Junior Subordinated Notes:

Underwriter	Principal Amount

Credit Suisse Securities (USA) LLC	$
Goldman, Sachs & Co.	$
Lehman Brothers Inc.	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Total		$600,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the Junior Subordinated Notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of Junior Subordinated Notes may be terminated.

The underwriters propose to offer the Junior Subordinated Notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of          % of the principal amount per Junior Subordinated Note.  The underwriters and selling group members may allow a discount of         % of the principal amount per Junior Subordinated Note on sales to other broker/dealers.  After the initial public offering the underwriters may change the public offering price and concession and discount to broker/dealers.

We estimate that our out-of-pocket expenses for this offering will be approximately $                .

The Junior Subordinated Notes are a new issue of securities with no established trading market.  One or more of the underwriters intends to make a secondary market for the Junior Subordinated Notes.  However, they are not obligated to do so and may discontinue making a secondary market for the Junior Subordinated Notes at any time without notice.  No assurance can be given as to how liquid the trading market for the Junior Subordinated Notes will be.

We intend to use more than 10% of the net proceeds from the sale of the Junior Subordinated Notes to repay indebtedness owed by us to affiliates of the underwriters.  Accordingly, the offering is being made in compliance with the requirements of Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc.  This rule provides generally that if more than 10% of the net proceeds from the sale of debt securities, not including underwriting compensation, is paid to the underwriters of such debt securities or their affiliates, the yield on the securities may not be lower than that recommended by a “qualified independent underwriter” meeting certain standards.  Accordingly, Credit Suisse Securities (USA) LLC is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence.  The yield on the Junior Subordinated Notes, when sold to the public at the public offering price set forth on the cover page of this prospectus, is no lower than that recommended by Credit Suisse Securities (USA) LLC.

We have agreed to indemnify the several underwriters, and Credit Suisse Securities (USA) LLC as the qualified independent underwriter, against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•                  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•                  Over-allotment involves sales by the underwriters of Junior Subordinated Notes in excess of the principal amount of the Junior Subordinated Notes that the underwriters are obligated to purchase, which creates a syndicate short position.

•                  Syndicate covering transactions involve purchases of the Junior Subordinated Notes in the open market after the distribution has been completed in order to cover syndicate short positions.  A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Junior Subordinated Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•                  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Junior Subordinated Notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Junior Subordinated Notes or preventing or retarding a decline in the market price of the Junior Subordinated Notes.  As a result the price of the Junior Subordinated Notes may be higher than the price that might otherwise exist in the open market.  These transactions, if commenced, may be discontinued at any time.

The underwriters and their affiliates have performed investment banking, commercial banking, financial advisory or lending services for us and our affiliates from time to time, for which they have received certain compensation, and they may continue to do so.  An affiliate of Credit Suisse Securities (USA) LLC is a lender under our existing revolving credit facility.  Affiliates of Lehman Brothers Inc. serve as the administrative agent, joint lead arranger and a lender under our existing bridge loan facility; were engaged as advisor to us on our sale of the assets of our PG Energy natural gas distribution division to UGI Corporation; were engaged as advisor to us on our sale of the Rhode Island assets of our New England Gas Company natural gas distribution division to National Grid USA; and are currently negotiating a term loan credit facility for Southern Union Gas Services, Ltd.  Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated own an equity interest in CCEH; are a lender under our existing revolving credit facility; serve as lender under the Transwestern Pipeline and Transwestern Holding Company credit facilities; were engaged to deliver a fairness opinion on our acquisition of the Sid Richardson assets; were engaged as advisor to us on our sale of the assets of our PG Energy natural gas distribution division to UGI Corporation; were engaged as advisor to us on our sale of the Rhode Island assets of our New England Gas Company natural gas distribution division to National Grid USA; serve as joint lead arranger and a lender under our existing bridge loan facility; and are currently negotiating a term loan credit facility for Southern Union Gas Services, Ltd.  The decision of the underwriters to distribute the Junior Subordinated Notes was made independently of the other entities with which the underwriters are affiliated, which entities had no involvement in determining whether and when to distribute the Junior Subordinated Notes under this offering or the terms of this offering.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Junior Subordinated Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Junior Subordinated Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Junior Subordinated Notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Junior Subordinated Notes to the public” in relation to any Junior Subordinated Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Junior Subordinated Notes to be offered so as to enable an investor to decide to purchase or subscribe the Junior Subordinated Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each Underwriter has represented and agreed that:

•                  it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the Junior Subordinated Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Junior Subordinated Notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (“FSMA”) by the Company;

•                  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Junior Subordinated Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•                  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Junior Subordinated Notes in, from or otherwise involving the United Kingdom.

The Junior Subordinated Notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the Junior Subordinated Notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Junior Subordinated Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the Junior Subordinated Notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Junior Subordinated Notes are made.  Any resale of the Junior Subordinated Notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority.  Purchasers are advised to seek legal advice prior to any resale of the Junior Subordinated Notes.

Representations of Purchasers

By purchasing Junior Subordinated Notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•                  the purchaser is entitled under applicable provincial securities laws to purchase the Junior Subordinated Notes without the benefit of a prospectus qualified under those securities laws,

•                  where required by law, that the purchaser is purchasing as principal and not as agent,

•                  the purchaser has reviewed the text above under Resale Restrictions, and

•                  the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the Junior Subordinated Notes to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the Junior Subordinated Notes, for rescission against us in the event that this prospectus supplement contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation.  The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Junior Subordinated Notes.  The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Junior Subordinated Notes.  If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us.  In no case will the amount recoverable in any action exceed the price at which the Junior Subordinated Notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability.  In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Junior Subordinated Notes as a result of the misrepresentation relied upon.  These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser.  The foregoing is a summary of the rights available to an Ontario purchaser.  Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons.  All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of Junior Subordinated Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Junior Subordinated Notes in their particular circumstances and about the eligibility of the Junior Subordinated Notes for investment by the purchaser under relevant Canadian legislation.

PROSPECTUS

SOUTHERN UNION COMPANY

Debt Securities; Common Stock; Preferred Stock;

Warrants to Purchase Debt Securities, Common Stock and Preferred Stock;

Securities Purchase Contracts; Securities Purchase Units; and Depositary Shares

We may offer and sell the securities from time to time in one or more offerings.  This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities we will provide a prospectus supplement to this prospectus that contains specific information about the offering and the terms of the securities.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of our securities.  This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that describes the method and terms of the related offering.

Southern Union Company may offer and sell the following securities:

•                  debt securities;

•                  common stock;

•                  preferred stock;

•                  warrants to purchase debt securities, common stock and preferred stock;

•                  securities purchase contracts and securities purchase units; and

•                  depositary shares.

The common stock of Southern Union Company is listed for trading on the New York Stock Exchange under the ticker symbol “SUG.”  Our principal executive offices are located at 5444 Westheimer Road, Houston, Texas  77056, and our telephone number is (713) 989-2000.

Investing in these securities involves risks.  You should carefully consider the information referred to under the heading “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on an immediate, continuous or delayed basis.  We will set forth in the related prospectus supplement the name of the underwriters or agents, the discount or commission received by them from us as compensation, our other expenses for the offering and sale of these securities and the net proceeds we receive from the sale.  See “Plan of Distribution.”

This prospectus is dated October 13, 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings.  The exhibits to our registration statement contain the full text of certain contracts and other important documents that we have summarized in this prospectus.  Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents.  The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities that may be offered by us.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable:

•                  the terms of the securities offered;

•                  the initial public offering price;

•                  the price paid for the securities;

•                  the net offering proceeds; and

•                  the other specific terms related to the offering of the offered securities.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference.  We have not authorized anyone to provide you with different information.  We are not offering the securities in any state or jurisdiction where the offer is not permitted.  You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate and complete as of any date other than the date on the front cover page of those documents.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our” or similar references mean Southern Union Company and its subsidiaries, and all references in this prospectus to “our common stock,” “our stock” or “Company stock” refer only to the common stock, references to “our preferred stock” refer only to the preferred stock, and references to “our securities” refer only to the securities, of Southern Union Company.  References to “Southern Union” refer only to Southern Union Company and not any of its subsidiaries.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains some forward-looking statements that set forth anticipated results based on our management’s plans and assumptions.  From time to time, we also provide forward-looking statements in other materials we release to the public as well as oral forward-looking statements.  Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts.  We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.  In particular, these include statements relating to future actions, future performance or results of current and anticipated products, expenses, interest rates, the outcome of contingencies, such as legal proceedings, and financial results.

We cannot guarantee that any forward-looking statement will be realized, although our management believes that we have been prudent in our plans and assumptions.  Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions.  If known or unknown risks or uncertainties should materialize, or if underlying assumptions should prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected.  You should bear this in mind as you consider forward-looking statements.

We undertake no obligation publicly to update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-K, 10-Q and 8-K reports to the SEC.  Also note that we provide cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses in our reports to the SEC on Forms 10-K, 10-Q and 8-K incorporated by reference herein and in prospectus supplements and other offering materials.  These are factors that, individually or in the aggregate, management thinks could cause our actual results to differ materially from expected and historical results.  We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995.  You should understand that it is not possible to predict or identify all such factors.  Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public from the SEC’s Internet site at http://www.sec.gov or from our Internet site at http://www.sug.com.  You also may read and copy any document we file at the SEC’s public reference room in Washington, D.C., located at 100 F Street, N.E., Washington D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our stock is listed and traded on the New York Stock Exchange (the “NYSE”).  You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005.  Information about us is also available at our Internet site at http://www.sug.com.  However, the information on our Internet site is not a part of, and is not incorporated into, this prospectus.

The SEC allows us to “incorporate by reference” in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we subsequently file with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus.  We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the securities that may be offered by this prospectus; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 (or former Item 9 or Item 12) of any Current Report on Form 8-K.

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

•                  Definitive Proxy Statement for the 2006 annual meeting of shareholders;

•                  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006 and June 30, 2006;

•                  Current Report on Form 8-K filed on January 30, 2006;

•                  Current Report on Form 8-K filed on February 17, 2006;

•                  Current Report on Form 8-K filed on March 6, 2006;

•                  Current Report on Form 8-K filed on March 17, 2006;

•                  Current Report on Form 8-K filed on May 8, 2006;

•                  Current Report on Form 8-K/A filed on May 17, 2006;

•                  Current Report on Form 8-K filed on July 17, 2006;

•                  Current Report on Form 8-K/A filed on August 9, 2006;

•                  Current Report on Form 8-K/A filed on August 10, 2006;

•                  Current Report on Form 8-K filed on August 30, 2006;

•                  Current Report on Form 8-K filed on September 18, 2006; and

•                  The description of our common stock and our preferred stock contained in our registration statement filed under the Exchange Act, including all amendments and reports updating that description.

You may request a copy of these filings (other than exhibits to such filings, unless the exhibits are specifically incorporated by reference in such filings) at no cost to you by calling (713) 989-2000 or writing to the following address:

Southern Union Company

5444 Westheimer Road

Houston, Texas  77056

Attn: Investor Relations

ABOUT SOUTHERN UNION

We are engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas and own and operate both regulated and unregulated assets.  Through our wholly-owned subsidiary, Panhandle Eastern Pipe Line Company, LP, and its subsidiaries (collectively, “Panhandle Energy”), we own and operate interstate pipelines that transport natural gas from the Gulf of Mexico, South Texas and the Panhandle regions of Texas and Oklahoma to major U.S. markets in the Midwest and Great Lakes regions.   Panhandle Energy also owns and operates a liquefied natural gas (“LNG”) import terminal, located on Louisiana’s Gulf Coast, which is one of the largest operating LNG facilities in North America.  Through our investment in CCE Holdings, LLC, we have an interest in and operate Transwestern Pipeline Company and Florida Gas Transmission Company, interstate pipeline companies that transport natural gas from producing areas in western Texas, Colorado and New Mexico to markets throughout the Southwest and to California, and from producing areas along the Gulf Coast and in the Gulf of Mexico to Florida.  Through our wholly-owned subsidiary, Southern Union Gas Services, Ltd., we own and operate approximately 4,600 miles of pipelines and are engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.  Through our two regulated utility divisions — Missouri Gas Energy and New England Gas Company — we serve natural gas end-user customers in Missouri and Massachusetts.

We were incorporated in 1932 in the state of Delaware.  Our principal offices are located at 5444 Westheimer Road, Houston, Texas  77056. Our telephone number is (713) 989-2000, and our website can be accessed at http://www.sug.com.  Information contained in our website does not constitute part of, and is not incorporated into, this prospectus.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the information under the heading “Risk Factors” in the following documents before investing in any of our securities:

•                  any prospectus supplement relating to any securities we are offering;

•                  our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated by reference into this prospectus;

•                  our Quarterly Reports on Form 10-Q for the quarterly periods ending on March 31, 2006 and June 30, 2006, which are incorporated by reference into this prospectus;

•                  our Current Report on Form 8-K dated July 17, 2006, which is incorporated by reference into this prospectus; and

•                  documents we file with the SEC after the date of this prospectus and which are deemed incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, the net proceeds received by Southern Union from the sale of securities offered by this prospectus will be used to repay debt, to fund acquisitions and for general corporate purposes.  Net proceeds may be temporarily invested prior to use.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for Southern Union:

•                  on a historical basis for each of the four fiscal years in the period ended June 30, 2004, for the six-month period ended December 31, 2004, for the year ended December 31, 2005, and for the six-month period ended June 30, 2006; and

•                  on a pro forma basis, for the six-month period ended June 30, 2006, giving effect to the following, as if they all had occurred on January 1, 2006:

o                 the acquisition of the Sid Richardson assets and related financings; and

o                 the sales of the assets of our PG Energy natural gas distribution division and the Rhode Island assets of our New England Gas Company natural gas distribution division and the application of $1.046 billion of net proceeds from those sales to reduce the indebtedness outstanding under our bridge loan facility, which we incurred to fund our acquisition of the Sid Richardson assets.

For the purpose of calculating such ratios, “earnings” consist of income from continuing operations before income taxes and fixed charges.  “Fixed charges” consist of interest expense, amortization of debt discount or premiums and an estimate of interest implicit in rentals.

	Pro Forma Six Months Ended June 30,	Six Months Ended June 30,	Year Ended December 31,	Six Months Ended December 31,	Year Ended June 30,
	2006	2006	2005	2004	2004	2003	2002	2001

Ratio of Earnings to Fixed Charges	2.56	2.19	2.43	1.25	1.80	(a)	(a)	(a)

(a)             The earnings were inadequate to cover fixed charges by approximately $14.4 million, $78.6 million and $460,000 for the years ended June 30, 2003, 2002 and 2001, respectively.  In accordance with U.S. generally accepted accounting principles, we did not allocate interest expense or other corporate costs to discontinued operations for any periods presented (except where the underlying debt was assumed by the buyers of these operations), resulting in the recognition of losses from continuing operations for the years ended June 30, 2003, 2002 and 2001.  All outstanding debt of Southern Union Company and its subsidiaries, other than Panhandle Energy, is maintained at Southern Union.

DESCRIPTION OF THE SECURITIES

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus.  These summaries are not meant to be a complete description of each security.  This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security being offered by the respective prospectus supplement.  The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.  For more information about the securities offered by us, please refer to the following:

•                  the indenture between Southern Union and JP Morgan Chase Bank N.A., as trustee, relating to the issuance of each series of senior debt securities by Southern Union (the “senior indenture”); and

•                  the indenture between Southern Union and JP Morgan Chase Bank N.A., as trustee, relating to the issuance of each series of subordinated debt securities by Southern Union (the “subordinated indenture”).

Forms of these documents are filed as exhibits to the registration statement.  The indentures listed above are sometimes collectively referred to as the “indentures” and individually referred to as an “indenture.”  The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution.

DESCRIPTION OF DEBT SECURITIES

General

This section describes the general terms of the debt securities that we may offer and sell by this prospectus.  This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each class of debt security.  The accompanying prospectus supplement may add, update or change the terms and conditions of the debt securities as described in this prospectus.  In addition, we refer you to the description under the caption “Description of Subordinated Debt Securities” for additional details regarding the terms and conditions that may apply to any subordinated debt securities that we may offer.

The debt securities may be issued as either senior debt securities or subordinated debt securities.  The senior debt securities will be governed by the senior indenture, and the subordinated debt securities will be governed by the subordinated indenture.  Each indenture gives Southern Union Company broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the applicable indenture.  The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the applicable indenture will be described in the prospectus supplement relating to such series of debt securities.

Each indenture contains the full legal text of the matters described in this section.  Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indenture.  This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in such indenture.  Whenever we refer to defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference into this prospectus or into the prospectus supplement.  This summary also is subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements.  Keep in mind that it is the indenture pursuant to which the debt securities you purchase are issued and not this summary that defines your rights.  There may be other provisions that are not described in this summary which also are important to you. Each indenture is filed as an exhibit to the registration statement that includes this prospectus.  See “Where You Can Find More Information” for information on how to obtain a copy of the indentures.

Issuance in Series

Southern Union may issue an unlimited amount of debt securities under the indentures in one or more series.  Southern Union is not required to issue all debt securities of one series at the same time and, unless otherwise provided in a prospectus supplement, may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.  The debt securities of Southern Union will be unsecured obligations of the Company.

Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in either a supplemental indenture (including any pricing supplement) and a board resolution of Southern Union or in one or more officers’ certificates of Southern Union pursuant to a supplemental indenture or a board resolution, both of which will be made publicly available in a filing we will make with the SEC with respect to any offering of debt securities.

Ranking

The senior debt securities will be the Company’s unsecured and unsubordinated obligations.  The indebtedness represented by the senior debt securities will rank equally with all of the Company’s other unsecured and unsubordinated debt, except that the senior debt securities will be senior in right of payment to any subordinated indebtedness of the Company which states in its terms that it is subordinate to the senior debt securities.  As a result, holders of senior debt securities have priority over holders of subordinated indebtedness with respect to the right to payment by the Company.  The indebtedness represented by the subordinated debt securities will rank junior and subordinate in right of payment to our prior payment in full of our senior debt, to the extent and in the manner set forth under the caption “—Subordination” below and as may be set forth in a prospectus supplement from time to time.  The debt securities are obligations of Southern Union exclusively, and are not the obligations of any of our subsidiaries.

Denominations

The prospectus supplement for each issuance of debt securities will state whether the securities will be issued in registered form of $1,000 each or in multiples of $1,000 or such lesser amount as may be indicated in a prospectus supplement for a specific series of debt securities, or in bearer form of $5,000 each, or in global form.

Covenants

Under the indentures, we will:

•                  pay the principal of, and interest and any premium on, the debt securities when due;

•                  maintain a place of payment;

•                  deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and

•                  deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Consolidations, Mergers and Sales

The indentures provide that Southern Union will not consolidate with or merge with or into any other entity, or convey, transfer or lease, or permit one or more of its subsidiaries to convey, transfer or lease, all or substantially all of our properties and assets on a consolidated basis to any entity, unless Southern Union is the continuing corporation or:

•                  such corporation or entity assumes by supplemental indenture all of Southern Union’s obligations under the debt securities and the respective indentures;

•                  no default or event of default is existing immediately after the transaction;

•                  the surviving entity is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state of the United States or the District of Columbia; and

•                  certain other conditions are met.

Liens

Pursuant to the indentures, Southern Union will not, and will not permit any subsidiary to, create, incur, issue or assume any debt secured by any lien on any property or assets owned by Southern Union or any of its subsidiaries, and Southern Union will not permit any of its subsidiaries to, create, incur, issue or assume any debt secured by any lien on any shares of stock or debt of any subsidiary (such shares of stock or debt of any subsidiary being called “restricted securities”), unless:

•                  in the case of new debt that is expressly by its terms subordinate or junior in right of payment to the applicable series of debt securities, the applicable series of debt securities are secured by a lien on such property or assets that is senior to the new lien with the same relative priority as such subordinated debt has with respect to the applicable series of debt securities; or

•                  in the case of liens securing new debt that is ranked equally with the applicable series of debt securities, the applicable series of debt securities are secured by a lien on such property or assets that is equal and ratable with the new lien, except that any lien securing such debt securities may be junior to any lien on our accounts receivable, inventory and related contract rights securing debt under our revolving credit facility.

These restrictions do not prohibit Southern Union from creating any of the following liens:

(1)          liens on any of our property, assets or restricted securities or those of any subsidiary existing as of the date of the first issuance by us of the debt securities issued pursuant to the indenture, or such other date as may be specified in a prospectus supplement for an applicable series of debt securities issued pursuant to the indenture, subject to the provisions of subsection (8) below;

(2)          liens on any property or assets or restricted securities of any corporation existing at the time such corporation becomes a subsidiary, or arising after such time (a) otherwise than in connection with the borrowing of money arranged after the corporation became a subsidiary and (b) pursuant to contractual commitments entered into prior to and not in contemplation of such corporation becoming a subsidiary;

(3)          liens on any of our property, assets or restricted securities or those of any subsidiary existing at the time of acquisition of such property, assets or securing the payment of all or any part of the purchase price or construction cost of such property, assets or restricted securities, or securing any debt incurred prior to, at the time of or within 120 days after the later of the date of the acquisition of such property, assets or restricted securities or the completion of any such construction, for the purpose of financing all or any part of the purchase price or construction cost (subject to certain limitations);

(4)          liens on any property or assets to secure all or any part of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such property or assets or to secure debt incurred by us or any of our subsidiaries prior to, at the time of or within 120 days after, the completion of such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any related costs;

(5)          liens in favor of the trustee for the benefit of the holders and subsequent holders of the debt securities securing the debt securities;

(6)          liens secured by any of our property or assets or those of any subsidiary that comprise no more than 20 percent of our Consolidated Net Tangible Assets (as defined under “Terms Described in the Indentures” below);

(7)          liens that secure debt owing by a subsidiary to Southern Union or another subsidiary;

(8)          liens that secure senior indebtedness or any part thereof; and

(9)          any extension, renewal, substitution or replacement, in whole or in part, of any of the liens referred to above or the debt secured by the liens; provided that:

(a)         such extension, renewal, substitution or replacement lien will be limited to all or any part of the same property, assets or restricted securities that secured the prior lien plus improvements on such property and plus any other property or assets not then owned by us or one of our subsidiaries or constituting restricted securities; and

(b)        in the case of items (1) through (3) above, the debt secured by such lien at such time is not increased.

If we give a guarantee that is secured by a lien on any property or assets or restricted securities, or we create a lien on any property or assets or restricted securities to secure debt that existed prior to the creation of such lien, the indenture will deem that we have created debt in an amount equal to the principal amount guaranteed or secured by such lien.  The amount of debt secured by liens on property, assets and restricted securities will be computed without cumulating the indebtedness with any guarantee or lien securing the same indebtedness.

Limitation on Sale and Leaseback Transactions

The indentures also provide that we will not, nor will we permit any of our subsidiaries to, engage in a sale-leaseback transaction, unless:

(1)          the sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years;

(2)          Southern Union or any of its subsidiaries, within 180 days after such sale-leaseback transaction, apply or cause to be applied an amount equal to the greater of the net sale proceeds from such sale-leaseback transaction or the fair market value of the property sold and leased back at the time of the transaction to the repayment, redemption or retirement of its short-term funded debt or funded debt of any such subsidiary (which amount may be reduced under certain circumstances); or

(3)          the Attributable Debt (as defined below under “Terms Described in the Indentures”) from such sale-leaseback transaction (after giving pro forma effect thereto), together with all other sale and leaseback transactions entered into after the date of the first issuance by us of debt securities pursuant to the indenture other than sale-leaseback transactions permitted by clauses (1) and (2) above does not exceed 20 percent of our Consolidated Net Tangible Assets (as defined below under “Terms Described in the Indentures” below).

Events of Default

The indentures provide that any one of the following events is an event of default:

•                  failure to pay any interest or any additional amounts due on any debt security, or of any coupon, for 30 days;

•                  failure to pay the principal of or any premium on any debt security when due, whether at maturity, upon redemption, by declaration or otherwise;

•                  failure to make any sinking fund payment when due (if applicable);

•                  failure to perform any other covenant or agreement in the indenture which continues for 60 days after written notice is given to us by the trustee or the holders of at least 25 percent of the outstanding debt securities of that series;

•                  cross-acceleration of our other debt in excess of ten percent of our consolidated net worth;

•                  certain events in any bankruptcy, insolvency or reorganization of Southern Union or its assets; or

•                  any other event of default listed in the indenture for debt securities of that series.

We are required to file annually with the trustee an officer’s certificate as to Southern Union compliance with all conditions and covenants under the indentures.  The indentures permit the trustee to withhold notice to the holders of debt securities of any default, except in the case of a failure to pay the principal of (or premium, if any), or interest on, any debt securities or the payment of any sinking fund installment with respect to such securities, if the trustee considers it in the interest of the holders of debt securities to do so.

If an event of default, other than events with respect to Southern Union’s bankruptcy, insolvency and reorganization, occurs and is continuing with respect to debt securities, the trustee or the holders of at least 25 percent in principal amount of outstanding debt securities of that series may declare the outstanding debt securities of that series due and payable immediately.  If our bankruptcy, insolvency or reorganization, causes an event of default for debt securities of a particular series, then the principal of all the outstanding debt securities of that series, and accrued and unpaid interest thereon, will automatically be due and payable without any act on the part of the trustee or any holder.

If an event of default with respect to debt securities of a particular series occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of such series (other than duties listed in the indenture), unless such holders offer to the trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by the trustee to comply with the holders’ request.  If they provide this indemnity to the trustee, the holders of a majority in principal amount of the outstanding debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture, or exercising any trust or power given to the trustee with respect to the debt securities of that series.  The trustee may refuse to follow directions in conflict with law or the indenture that may subject the trustee to personal liability or may be unduly prejudicial to holders not joining in such directions.

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of such series and any related coupons (or in the case of an event of default related to Southern Union’s bankruptcy, insolvency or reorganization, the holders of not less than a majority in principal amount of all debt securities may), waive any past default under the indenture with respect to such series and its consequences, except a default:

•                  in the payment of the principal of (or premium, if any) or interest on or additional amounts payable in respect of any debt security of such series unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the trustee; or

•                  in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected by the modification or amendment.

Modification or Waiver

We and the trustees generally may modify and amend the indentures with the consent of the holders of not less than a majority in principal amount of all outstanding indenture securities or any series that is affected by such modification or amendment.  However, the consent of the holder of each outstanding debt security of a series is required in order to undertake the following actions:

•                  change the stated maturity of the principal of (or premium, if any), or any installment of principal or interest on any debt security of such series;

•                  reduce the principal amount or the rate of interest on or any additional amounts payable, or any premium payable upon the redemption of such series;

•                  change our obligation to pay additional amounts in respect of any debt security of such series;

•                  reduce the amount of principal of a debt security that is an original issue discount security and would be due and payable upon a declaration of acceleration of the maturity of that debt security;

•                  adversely affect any right of repayment at the option of the holder of any debt security of such series;

•                  change the place or currency of payment of principal of, or any premium or interest on, any debt security of such series;

•                  impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of the debt securities of such series or any redemption date or repayment date for such debt securities;

•                  reduce the percentage in principal amount of outstanding debt securities of such series necessary to modify or amend the indenture or to consent to any waiver under the indenture or reduce the requirements for voting or quorum described below; or

•                  modify the requirements for waiver of past default or modify any of the above requirements, except to increase any percentage required or to provide that other provisions of the indenture that affect such series cannot be modified or waived without the consent of the holder of each outstanding debt security of such series.

We and the trustees may modify and amend the indentures without the consent of any holder for the following purposes:

•                  to evidence the succession of another entity to us as obligor under an indenture;

•                  to add to our covenants for the benefit of the holders of all or any series of debt securities;

•                  to add events of default for the benefit of the holders of all or any series of debt securities;

•                  to add or change any provisions of the indentures to facilitate the issuance of bearer securities;

•                  to change or eliminate any provisions of the indentures but only if any such change or elimination will become effective only when there are no outstanding debt securities of any series created prior to the change or elimination that is entitled to the benefit of such provision;

•                  to establish the form or terms of debt securities of any series and any related coupons;

•                  to secure any series of debt securities;

•                  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indentures by more than one trustee;

•                  to change the indentures with respect to the authentication and delivery of additional series of debt securities, in order to cure any ambiguity, defect or inconsistency in the indentures, but only if such action does not adversely affect the interest of holders of debt securities of any series in any material respect; and

•                  to supplement any of the provisions of the indenture to permit or facilitate satisfaction and discharge or defeasance of any series, but only if any such action does not adversely affect the interests of holders of that series or any other series in any material respect.

The indentures contain provisions for convening meetings of the holders of debt securities of a series if debt securities of that series are issuable as bearer securities.   A meeting may be called at any time by the trustee and also by such trustee pursuant to a request made to the trustee by us or the holders of at least ten percent in principal amount of the debt securities of such series outstanding.  In any case, notice must be given as provided in the indentures.  Any resolution presented at a meeting or duly reconvened adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the debt securities of that series, except for any consent that must be given by the holder of each debt security affected, as described above in this section.  Any resolution passed or decision made in accordance with the indentures at any duly held meeting of holders of debt securities of any series will be binding on all holders of the debt securities of that series and any related coupons.  The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will consist of persons entitled to vote a majority in principal amount of the debt securities of a series outstanding, unless a specified percentage in principal amount of the debt securities of a series outstanding is required for the consent or waiver, then the persons entitled to vote such specified percentage in principal amount of the outstanding debt securities of such series will constitute a quorum.  If, however, any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indentures expressly provide may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected, or of the holders of such series of debt securities and one or more additional series, then:

•                  there will be no minimum quorum requirement for such meeting; and

•                  the principal amount of the outstanding debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indentures.

Defeasance

We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series.  If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Under U.S. federal income tax laws as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities.  Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust.  Holders might be required to include as income a different amount than would be includable without the discharge.  Prospective investors should seek tax advice to determine their particular consequences of a discharge, including the applicability and effect of tax laws other than the U.S. federal income tax laws.

Financial Information

While the debt securities are outstanding, we will file with the SEC, to the extent permitted under the Exchange Act, the annual reports, quarterly reports and other documents otherwise required to be filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act even if we stop being subject to those sections, and we will also provide to all holders and file with the trustee copies of such reports and documents within 15 days after filing them with the SEC or, if our filing such reports and documents with the SEC is not permitted under the Exchange Act, within 15 days after we would have been required to file such reports and documents if permitted, in each case at our cost.

Terms Described in the Indentures

“Attributable Debt” means, with respect to a lease under which any entity is liable for a term of more than 12 months, the total net amount of rent required to be paid by the entity under such lease during the remaining term (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates of the rent to the date that the Attributable Debt is being determined at a rate equal to the weighted average of the interest rates borne by the outstanding debt securities, compounded monthly.  The net amount of rent required to be paid under any lease for any such period will be the aggregate amount of the rent payable by the lessee with respect to such period after excluding any amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales).  In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount of rent will include the lesser of:

•                  the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such net amount of rent, and

•                  the amount of such penalty (in which event no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

“Consolidated Net Tangible Assets” means the total amount of our assets and those of our consolidated subsidiaries (less applicable reserves and other properly deductible items) after deducting the following:

•                  all current liabilities (excluding any current liabilities that are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount of the Consolidated Net Tangible Assets is being computed); and

•                  all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

Payment, Registration and Transfer

Unless we specify otherwise in a prospectus supplement, we will pay principal, interest and any premium on the debt securities, and they may be surrendered for payment or transferred, at the offices of the trustee.  We will make payment on registered securities by checks to the persons in whose names the debt securities are registered or by transfer to an account maintained by the registered holder on days specified in the indenture or any prospectus supplement.  If we make debt securities payments in other forms, we will specify the form and place in a prospectus supplement.

We will maintain a corporate trust office of the trustee or another office or agency for the purpose of transferring or exchanging fully registered securities, without the payment of any service charge except for any tax or governmental charge.

The debt securities may be issued as registered securities or bearer securities.  Registered securities will be securities recorded in the securities register kept at the corporate office of the trustee for the trust that issued that series of securities.  A bearer security is any debt security other than a registered security.  Registered securities will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor in different authorized denominations.  If (but only if) provided for in any prospectus supplement, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series may be exchanged for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor.  In such event, bearer securities surrendered in a permitted exchange for registered securities between a regular record date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest.  Interest will not be payable on such date on the registered security issued in exchange for such bearer security but will be payable only to the holder of such coupon when due, in accordance with the terms of the indenture.  Unless otherwise specified in any prospectus supplement, bearer securities will not be issued in exchange for registered securities.

In the event of any redemption of debt securities, we will not be required to take any of the following actions:

•                  issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on (a) the day of mailing of the relevant notice of redemption if debt securities of the series are issuable only as registered securities, (b) the day of mailing of the relevant notice of redemption if the debt securities of the series are also issuable as registered securities and there is no publication, and (c) the day of the first publication of the relevant notice of redemption if the debt securities are issuable as bearer securities;

•                  register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

•                  exchange any bearer security selected for redemption, except to exchange such bearer security for a registered security of that series and like tenor that simultaneously is surrendered for redemption; or

•                  issue, register the transfer of or exchange any debt securities that have been surrendered for repayment at the option of the holder, except any portion not to be repaid.

Subordination

Unless indicated differently in a prospectus supplement, Southern Union’s subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of Southern Union’s senior debt.  This means that, upon:

(a)          any distribution of the assets of Southern Union upon its dissolution, winding-up, liquidation or reorganization in bankruptcy, insolvency, receivership or other proceedings;

(b)         acceleration of the maturity of the subordinated debt securities;

(c)          a failure to pay any senior debt or interest thereon when due and continuance of that default beyond any applicable grace period; or

(d)         acceleration of the maturity of any senior debt as a result of a default, the holders of all of Southern Union’s senior debt will be entitled to receive:

•                  in the case of clauses (a) and (b) above, payment of all amounts due or to become due on all senior debt;

•      and in the case of clauses (c) and (d) above, payment of all amounts due on all senior debt,

before the holders of any of the subordinated debt securities are entitled to receive any payment.  So long as any of the events in clauses (a), (b), (c) or (d) above has occurred and is continuing, any amounts payable on the subordinated debt securities will instead be paid directly to the holders of all senior debt to the extent necessary to pay the senior debt in full and, if any payment is received by the subordinated indenture trustee under the subordinated indenture or the holders of any of the subordinated debt securities before all senior debt is paid in full, the payment or distribution must be paid over to the holders of the unpaid senior debt.   Subject to paying the senior debt in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior debt to the extent that payments are made to the holders of senior debt out of the distributive share of the subordinated debt securities.

“Senior debt” means with respect to the subordinated debt securities, the principal of, and premium, if any, and interest on and any other payment in respect of indebtedness due pursuant to any of the following, whether outstanding on the date the subordinated debt securities are issued or thereafter incurred, created or assumed:

•                  indebtedness of Southern Union for money borrowed by Southern Union or evidenced by securities, debentures (other than the subordinated debt securities), bonds or similar instruments issued by Southern Union, including any of Southern Union’s mortgage bonds;

•                  capital lease obligations of Southern Union;

•                  obligations of Southern Union incurred for deferring the purchase price of property, with respect to conditional sales, or under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•                  obligations of Southern Union with respect to letters of credit, banker’s acceptances, security purchase facilities or similar credit transitions; and

•                  all indebtedness of others of the type referred to in the four preceding clauses assumed by or guaranteed in any manner by Southern Union or in effect guaranteed by Southern Union.

Due to the subordination, if assets of Southern Union are distributed upon insolvency, certain of its general creditors may recover more, ratably, than holders of subordinated debt securities.  The subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the defeasance provisions of the applicable subordinated indenture.

The subordinated debt securities and the subordinated indenture do not limit Southern Union’s ability to incur additional indebtedness, including indebtedness that will rank senior to subordinated debt securities.  Southern Union expects that it will incur substantial additional amounts of indebtedness in the future.

The terms and conditions of any series of debt securities being offered that are convertible into common stock of Southern Union will be set forth in a prospectus supplement.  These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or the company issuing the debt securities, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that such series of debt securities are redeemed.

Governing Law

Each indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereunder.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

General

Unless indicated differently in a prospectus supplement, this section describes the terms of Southern Union’s common stock and preferred stock.  The following description of Southern Union’s common stock and preferred stock is only a summary.  The descriptions of Southern Union’s common stock and preferred stock are qualified in their entirety by reference to Southern Union’s certificate of incorporation and bylaws.  Keep in mind that it is Southern Union’s certificate of incorporation and bylaws, along with the Delaware General Corporation Law (the “DGCL”), that will define your rights as a holder of Southern Union’s common stock or preferred stock.  Therefore, you should read carefully the more detailed provisions of Southern Union’s certificate of incorporation and bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Southern Union’s authorized capital stock consists of (1) 200,000,000 shares of common stock, par value $1 per share, and (2) 6,000,000 shares of preferred stock, no par value.  As of September 30, 2006, 119,564,073.497 shares of our common stock and 920,000 shares of our preferred stock were issued and outstanding.  No other classes of capital stock currently are authorized under our certificate of incorporation.  All issued and outstanding shares of our common stock and preferred stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

The holders of our common stock are entitled to receive dividends as and when declared by the Southern Union board out of funds legally available for such payment, subject to any preferential dividend rights of holders of outstanding shares of our preferred stock.

Subject to any preferential rights of holders of outstanding shares of our preferred stock, upon liquidation, dissolution or winding up of Southern Union, the holders of our common stock are entitled to receive ratably the net assets of Southern Union available after the payment of all debts and other liabilities.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

The registrar and transfer agent for the Southern Union common stock is Computershare.

Other Considerations Relating to Southern Union Common Stock

As a natural gas utility operating in Massachusetts, Southern Union is subject to the provisions of Chapter 164 of the Massachusetts General Law (the “MGL”), which governs the rates and terms of service provided by gas and electric utilities operating in Massachusetts.  Southern Union is exempt from the provisions of the Massachusetts business law (Chapter 156B), except to the extent that any of its provisions are incorporated into Chapter 164 of the MGL.  Chapter 164 incorporates only minor aspects of the corporate governance provisions of Chapter 156B.  Except for a limited exception discussed below, there are no material differences between those provisions and the corresponding provisions of the DGCL.

With respect to Southern Union, the single material difference between the provisions of Chapter 164 of the MGL and the DGCL pertains to the requirements of stockholder approval in the limited circumstance where there is a merger involving Southern Union and another gas utility operating in Massachusetts.  This type of transaction would require approval by the Massachusetts Department of Telecommunications and Energy.  The applicable provision of Chapter 164 also would require that such a merger be approved by the vote of the holders of two-thirds of the Company’s common stock.  In contrast, the DGCL would require that such a merger be approved by the vote of the holders of a majority of the Company’s common stock.

Preferred Stock

Southern Union, by resolution of the Southern Union board and without any further vote or action by the holders of Southern Union common stock, has the authority, subject to certain limitations, to issue up to an aggregate of 6,000,000 shares of  preferred stock in one or more classes or series, and to determine the designation and the number of shares of any class or series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof.  As of September 30, 2006, 920,000 shares of our preferred stock were issued and outstanding.

Prior to the issuance of shares of each series of our preferred stock, Southern Union’s board must adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware with respect to such series of preferred stock, both of which we will make publicly available in a filing we will make with the SEC with respect to any offering of preferred stock.  The certificate of designation will fix for each series the designation and number of shares and the rights, preferences, privileges and restrictions of the shares including, but not limited to, the following:

•                  the number of shares constituting that series and the distinctive designation of each such series;

•                  the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of each series;

•                  whether each series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

•                  whether each series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as our board shall determine;

•                  whether or not the shares of each series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case or redemption, which amount may vary under different conditions and at different redemption dates;

•                  whether each series shall have a sinking fund for the redemption or purchase of shares of each such series, and if so, the terms and amount of such sinking fund;

•                  the rights of the shares of each series in the event of voluntary or involuntary liquidation, dissolution or winding up of Southern Union, and the relative rights of priority, if any, of payment of shares of each series; and

•                  any other relative rights, preferences and limitations of each series.

All shares of our preferred stock, when issued, will be fully paid and nonassessable and will not have any preemptive or similar rights.

In addition to the terms listed above, we will set forth in a prospectus supplement the following terms relating to the class or series of Southern Union preferred stock being offered:

•                  the number of shares of Southern Union preferred stock offered, the liquidation preference per share and the offering price of the Southern Union preferred stock;

•                  the procedures for any auction and remarketing, if any, for the Southern Union preferred stock;

•                  any listing of the preferred stock on any securities exchange; and

•                  a discussion of any material and/or special United States federal income tax considerations applicable to the Southern Union preferred stock.

Rank

Our preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•                  senior to all classes or series of our common stock and to all of our equity securities ranking junior to our preferred stock;

•                  on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with our preferred stock; and

•                  junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to our preferred stock.

DESCRIPTION OF WARRANTS

General

This section describes the general terms of the warrants that Southern Union may offer and sell by this prospectus.  This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant.  The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

We may issue warrants to purchase debt securities, preferred stock or common stock.  Warrants may be issued independently or together with any securities and may be attached to or separate from those securities.  The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.  A copy of the warrant agreement will be made publicly available in a filing we will make with the SEC with respect to any offering of warrants.

Equity Warrants

We may issue warrants for the purchase of our equity securities such as our preferred stock or common stock.  As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement.  Equity warrants may be issued separately or together with equity securities.

The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus.  A copy of the equity warrant agreement, including a form of equity warrant certificate representing the equity warranty, will be made publicly available in a filing we will make with the SEC with respect to any offering of equity warrants.

The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

Debt Warrants

We also may issue warrants for the purchase of our debt securities.  As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement.  Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into between us and one or more banks or trust companies, as debt warrant agent, as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement and this prospectus.  A copy of the debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, will be made publicly available in a filing we will make with the SEC with respect to any offering of equity warrants.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the applicable indenture.

DESCRIPTION OF SECURITIES PURCHASE CONTRACTS
AND SECURITIES PURCHASE UNITS

General

This section describes the general terms of the securities purchase contracts and securities purchase units that Southern Union may offer and sell by this prospectus.  This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each securities purchase contract and securities purchase unit.  The accompanying prospectus supplement may add, update or change the terms and conditions of the securities purchase contracts and securities purchase units as described in this prospectus.

Stock Purchase Contracts and Stock Purchase Units

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates, or a variable number of shares of common stock or preferred stock for a stated amount of consideration. The price per share and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.  Any such formula may include anti-dilution provisions to adjust the number of shares of common stock or preferred stock issuable pursuant to the stock purchase contracts upon certain events.

The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the shares under the stock purchase contracts, either:

•                  our senior debt securities or subordinated debt securities, or

•                  the debt obligations of third parties, including U.S. Treasury securities.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis.  The stock purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the general terms of any purchase contracts or purchase units and, if applicable, prepaid purchase contracts.  The stock purchase contract will be made publicly available in a filing that we will make with the SEC with respect to any issuance of stock purchase contracts or stock purchase units.

Debt Purchase Contracts and Debt Purchase Units

We may issue debt purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified principal amount of debt securities at a future date or dates.  The purchase price and the interest rate may be fixed at the time the debt purchase contracts are issued or may be determined by reference to a specific formula set forth in the debt purchase contracts.

The debt purchase contracts may be issued separately or as a part of units consisting of debt purchase contracts and, as security for the holder’s obligations to purchase the securities under the debt purchase contracts, either:

•                  our senior debt securities or subordinated debt securities, or

•                  the debt obligations of third parties, including U.S. Treasury securities.

The debt purchase contracts may require us to make periodic payments to the holders of the debt purchase units or vice versa, and such payments may be unsecured or prefunded on some basis.  The debt purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid debt purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original debt purchase contract.

The applicable prospectus supplement will describe the general terms of any purchase contracts or purchase units and, if applicable, prepaid purchase contracts.  The purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such purchase contracts or purchase units and, if applicable, the prepaid purchase contracts and the document pursuant to which such prepaid purchase contracts will be issued, all will be made publicly available in a filing we will make with the SEC with respect to any issuance of debt purchase contracts and debt purchase units.

DESCRIPTION OF DEPOSITARY SHARES

General

This section describes the general terms of the depositary shares that we may offer and sell by this prospectus.  This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for the depositary shares.   The accompanying prospectus supplement may add, update or change the terms and conditions of the depositary shares as described in this prospectus.

We may, at our option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular class or series of preferred stock as described below.  If we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.  The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts.  The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.  Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.

Pending the preparation of definitive depositary receipts the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form.  Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date, provided, however, that if we or the depositary are required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly.  The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent.  The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of the depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders.  The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the depositary unless the related depositary shares have previously been called for redemption, converted or exchanged into our other securities, the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary shares.  Holders of depositary receipts will be entitled to receive whole shares of the related class or series of preferred stock on the basis set forth in the prospectus supplement for such class or series of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares.  If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.  In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

Conversion, Exchange and Redemption

If any class or series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted.  The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock.  The depositary will mail notice of redemption or conversion to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion.  The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable class or series of preferred stock.  If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide.  After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding.  When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

Voting the Preferred Stock

When the depositary receives notice of a meeting at which the holders of the particular class or series of preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares.  Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares.  The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions.  We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendment and Termination of the Deposit Agreement

Southern Union and the depositary may agree at any time to amend the deposit agreement and the depositary receipt evidencing the depositary shares.  Any amendment that imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement, or otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding.  Any holder of depositary shares that continue to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.

Southern Union may direct the depositary to terminate the deposit agreement by mailing a notice of termination of holders of depositary shares at least 30 days prior to termination.  The depositary may terminate the deposit agreement if 90 days have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the deposit agreement will automatically terminate if:

•                  the depositary has redeemed all related outstanding depositary shares;

•                  all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

•                  we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Reports and Obligations

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended and restated certificate of incorporation to furnish to the holders of the preferred stock.  Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement.  The deposit agreement limits our obligations to performance in good faith of the duties stated in the deposit agreement.  The depositary assumes no obligation and will not be subject to liability under the deposit agreement except to perform such obligations as are set forth in the deposit agreement without negligence or bad faith.  Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or class or series of preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity.  In performing our obligations, we and the depositary may rely and act upon the advice of our counsel or accountants, on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock.  Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment.  The successor depositary must be appointed within 90 days after the delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

General

Each series of subordinated debt securities will be issued under the subordinated indenture, as supplemented by a supplemental indenture for such series.  The following is a summary of the material terms and provisions of the subordinated debt securities and the subordinated indenture. It summarizes only those portions of the subordinated debt securities and subordinated indenture that we believe will be most important to your decision to invest in the subordinated debt.  You should keep in mind, however, that it is the subordinated indenture, and not this summary, that defines your rights.  There may be other provisions in the subordinated indenture that are not described in this summary, which also are important to you.  You should read the subordinated indenture itself for a full description of its terms. Both the subordinated indenture and a form of the supplemental indenture will be made publicly available in a filing we make with the SEC with respect to any offering we make of subordinated debt securities.  See “Where You Can Find More Information” for information on how to obtain a copy of the form of the subordinated indenture and form of supplemental indenture.

Each series of subordinated debt securities will be direct, unsecured obligations of Southern Union. The subordinated debt securities will be subordinated to all of Southern Union’s senior debt securities.

The prospectus supplement with respect to the issuance of subordinated securities will include a description of the specific terms of the subordinated debt securities.  For a description of the terms of any series of the subordinated debt securities, you should refer to the applicable prospectus supplement.

The subordinated indenture does not limit the aggregate principal amount of subordinated debt securities that Southern Union may issue pursuant to that indenture.  The subordinated indenture does not contain any provisions that would limit Southern Union’s ability to incur debt.  The subordinated indenture also does not contain any provisions that protect the holders of the subordinated debt securities in the event that Southern Union engages in a highly leveraged transaction or other transaction in connection with a takeover attempt.  Such a transaction could result in a decline in the credit rating of the subordinated debt securities.

Under the subordinated indenture, Southern Union has the ability to issue subordinated debt securities with terms different from any debt securities it has already issued, without the consent of the holders of any previously issued series of debt securities.

Denominations

Subordinated debt securities will be issued as registered securities in denominations and multiples thereof, as will be set forth in the applicable prospectus supplement.

Subordination

The subordinated debt securities will be subordinated and junior in right of payment and upon liquidation to the following indebtedness of Southern Union, whether outstanding on the date of execution of the subordinated debt indenture or thereafter incurred, created or assumed:

•                  indebtedness of Southern Union for money borrowed by Southern Union or evidenced by securities, debentures (other than the subordinated debt securities), bonds or similar instruments issued by Southern Union, including any of Southern Union’s mortgage bonds;

•                  capital lease obligations of Southern Union;

•                  obligations of Southern Union incurred for deferring the purchase price of property, with respect to conditional sales, or under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•                  obligations of Southern Union with respect to letters of credit, banker’s acceptances, security purchase facilities or similar credit transitions; and

•                  all indebtedness of others of the type referred to in the four preceding clauses assumed by or guaranteed in any manner by Southern Union or in effect guaranteed by Southern Union.

Covenants

Under the subordinated indenture, Southern Union will:

•                  pay the principal of, and interest and any premium on, the subordinated debt securities when due;

•                  maintain a place of payment;

•                  deliver a report to the subordinated debt securities trustee at the end of each fiscal year reviewing its obligations under the indenture; and

•                  deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Consolidations, Mergers and Sales

The subordinated indenture provides that Southern Union will not consolidate with or merge with or into any other entity, or convey, transfer or lease, or permit one or more of its subsidiaries to convey, transfer or lease, all or substantially all of their properties and assets on a consolidated basis to any other entity, unless Southern Union is the surviving corporation or:

•                  such other entity assumes by supplemental indenture all of Southern Union’s obligations under the indenture and the subordinated debt securities;

•                  no default or event of default is existing immediately after the transaction;

•                  the surviving entity is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state of the United States of America or the District of Columbia; and

•                  certain other conditions are met.

Liens

Pursuant to the indenture, Southern Union will not, and will not permit any of its subsidiaries to, create, incur, issue or assume any debt secured by any lien on any property or assets owned by Southern Union or any of its subsidiaries, and Southern Union will not, and will not permit any of its subsidiaries to, create, incur, issue or assume any debt secured by any lien on any shares of stock or debt of any subsidiary (such shares of stock or debt of any subsidiary being called “restricted securities”), unless:

•                  in the case of new debt which is expressly by its terms subordinate or junior in right of payment to the subordinated debt securities, the subordinated debt securities are secured by a lien on such property or assets that is senior to the new lien with the same relative priority as such subordinated debt has with respect to the subordinated debt securities; or

•                  in the case of liens securing new debt that is ranked equally with the subordinated debt securities, the subordinated debt securities are secured by a lien on such property or assets that is equal and ratable with the new lien, except that any lien securing such subordinated debt securities may be junior to any lien on Southern Union’s accounts receivable, inventory and related contract rights securing debt under Southern Union’s revolving credit facility.

These restrictions do not prohibit Southern Union from creating any of the following liens:

(1)          any liens on any of our property, assets or restricted securities or those of any subsidiary existing as of the date of the first issuance by us of the debt securities issued pursuant to the indenture, or such other date as may be specified in a prospectus supplement for an applicable series of debt securities issued pursuant to the indenture, subject to the provisions of subsection (8) below;

(2)          liens on any property or assets or restricted securities of any corporation existing at the time such corporation becomes a subsidiary, or arising after such time (a) otherwise than in connection with the borrowing of money arranged after the corporation became a subsidiary and (b) pursuant to contractual commitments entered into prior to and not in contemplation of such corporation becoming a subsidiary;

(3)          liens on any of our property, assets or restricted securities or those of any subsidiary existing at the time of acquisition of such property, assets or securing the payment of all or any part of the purchase price or construction cost of such property, assets or restricted securities, or securing any debt incurred prior to, at the time of or within 120 days after the later of the date of the acquisition of such property, assets or restricted securities or the completion of any such construction, for the purpose of financing all or any part of the purchase price or construction cost (subject to certain limitations);

(4)          liens on any property or assets to secure all or any part of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such property or assets or to secure debt incurred by us or any of our subsidiaries prior to, at the time of or within 120 days after, the completion of such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any related costs;

(5)          liens in favor of the trustee for the benefit of the holders and subsequent holders of the debt securities securing the debt securities;

(6)          liens secured by any of our property or assets or those of any subsidiary that comprise no more than 20 percent of Consolidated Net Tangible Assets (as defined under “Terms Described in the Indenture” below);

(7)          liens that secure debt owing by a subsidiary to Southern Union or to another subsidiary;

(8)          liens that secure senior indebtedness owing or any part thereof; and

(9)          any extension, renewal, substitution or replacement in whole or in part, of any of the liens referred to above or the debt secured by the liens; provided that:

(a)          such extension, renewal, substitution or replacement lien will be limited to all or any part of the same property, assets or restricted securities that secured the prior lien plus improvements on such property and plus any other property or assets not then owned by us or one of our subsidiaries or constituting restricted securities; and

(b)         in the case of items (1) through (3) above, the debt secured by such lien at such time is not increased.

If Southern Union gives a guarantee that is secured by a lien on any property or assets or restricted securities, or creates a lien on any property or assets or restricted securities to secure debt that existed prior to the creation of such lien, the indenture will deem that Southern Union has created debt in an amount equal to the principal amount guaranteed or secured by such lien.  The amount of debt secured by liens on property, assets and restricted securities will be computed without cumulating the indebtedness with any guarantee or lien securing the same indebtedness.

Election to Defer Payments of Interest

Southern Union has the right, at any time during the term of subordinated debt securities, to defer payment of interest by extending the interest payment period of the subordinated debt securities.  If Southern Union has given notice of its election to defer payments or interest on subordinated debt securities issued to a trust or a related subordinated debt securities trustee by extending the interest payment period as provided in the indenture, then:

(1)          Southern Union will not, and will cause any subsidiary that is its wholly-owned subsidiary not to, declare or pay dividends on, or make a distribution with respect to or redeem, purchase or acquire, or make a liquidation payment with respect to, any of Southern Union’s capital stock or the capital stock of any such subsidiary; and

(2)          Southern Union will not make any payment of interest, principal or premium, on or repay, repurchase or redeem any subordinated debt securities issued by Southern Union that rank equally with or junior to such subordinated debt securities.

The restriction in paragraph (1) above does not apply to any stock dividends paid by Southern Union, or any of its subsidiaries, where the dividend stock is the same as the stock on which the dividend is being paid.

Events of Default

The subordinated indenture provides that any one of the following events is an event of default:

•                  failure to pay any interest due on any subordinated debt security for thirty days;

•                  failure to pay the principal of, or any premium on, any subordinated debt security when due, whether at maturity, upon redemption, by declaration or otherwise;

•                  failure to make any sinking fund payment (if applicable);

•                  failure to perform any other covenant or agreement in the indenture, which continues for 60 days after written notice is given to Southern Union by the subordinated debt securities trustee or the holders of at least 25 percent of the outstanding subordinated debt securities of that series;

•                  failure to pay principal of, or premium on, any indebtedness of Southern Union or any of its subsidiaries in excess of ten percent of Southern Union’s consolidated net worth (the sum of stockholder’s equity, preferred stock and minority interests), provided that (i) the indebtedness has already become due and payable at its stated maturity or (ii) the failure results in the acceleration of the maturity of the indebtedness;

•                  certain events in any bankruptcy, insolvency or reorganization of Southern Union or its assets; or

•                  any other event of default listed in the supplemental indenture for a series of subordinated debt securities.

Southern Union is required to file annually with the subordinated debt securities trustee an officer’s certificate as to its compliance with all conditions and covenants under the indenture.  The indenture permits the subordinated debt securities trustee to withhold notice to the holders of subordinated debt securities of any default, except in the case of a failure to pay the principal of (or premium, if any), or interest on, such subordinated debt securities, or the payment of any sinking fund installment with respect to such securities if the subordinated debt securities trustee considers it in the interest of the holders of subordinated debt securities to do so.

If an event of default, other than certain events with respect to Southern Union’s bankruptcy, insolvency and reorganization, or the dissolution, winding-up or termination of the applicable trust, occurs and is continuing with respect to the subordinated debt securities, the subordinated debt securities trustee or the holders of at least 25 percent in principal amount of the outstanding subordinated debt securities of that series may declare the outstanding subordinated debt securities of that series due and payable immediately.  If Southern Union’s bankruptcy, insolvency or reorganization, or the dissolution, winding-up or termination of the applicable trust, causes an event of default for subordinated debt securities of a particular series, then the principal of all the outstanding subordinated debt securities of that series, and accrued and unpaid interest thereon, will automatically be due and payable without any act on the part of the subordinated debt securities trustee or any holder.

If an event of default with respect to a particular series of subordinated debt securities occurs and is continuing, the subordinated debt securities trustee will be under no obligation to exercise any of its rights or powers under the subordinated debt securities indenture at the request or direction of any of the holders of subordinated debt securities of such series (other than certain duties listed in the indenture), unless such holders offer to the subordinated debt securities trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by the subordinated debt securities trustee to comply with the holders’ request.  If they provide this indemnity to the subordinated debt securities trustee, the holders of a majority in principal amount of the outstanding subordinated debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the subordinated debt securities trustee under the indenture, or exercising any trust or power given to the subordinated debt securities trustee with respect to the subordinated debt securities of that series.  The subordinated debt securities trustee may refuse to follow directions in conflict with law or the indenture that may subject the subordinated debt securities trustee to personal liability or may be unduly prejudicial to holders not joining in such directions.

The holders of not less than a majority in principal amount of any series of the outstanding subordinated debt securities may, on behalf of the holders of all the subordinated debt securities of such series waive any past default under the indenture with respect to such series and its consequences (other than defaults resulting from Southern Union’s bankruptcy, insolvency or reorganization, or the dissolution, winding-up or termination of the applicable trust, which may be waived by the holders of not less than a majority in principal amount of all securities outstanding under the indenture), except a default:

•                  in the payment of the principal of (or premium, if any) or interest on or additional amounts payable in respect of any subordinated debt security of any series unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any subordinated debt securities premium has been deposited with the subordinated debt securities trustee; or

•                  in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding subordinated debt security of such series affected by the modification or amendment.

Modification or Waiver

Southern Union and the subordinated debt securities trustee may modify and amend the subordinated indenture with the consent of the holders of not less than a majority in principal amount of all outstanding subordinated debt securities or any series of subordinated debt securities that is affected by such modification or amendment.  The consent of the holder of each outstanding subordinated debt security of a series is required in order to:

•                  change the stated maturity of the principal of (or premium, if any), or any installment of principal or interest on, any subordinated debt security of such series;

•                  reduce the principal amount or the rate of interest on or any additional amounts payable, or any premium payable upon the redemption of such series;

•                  change Southern Union’s obligation to pay additional amounts in respect of any subordinated debt security of such series;

•                  reduce the amount of principal of a subordinated debt security that is an original issue discount security and would be due and payable upon a declaration of acceleration of the maturity of that subordinated debt security;

•                  adversely affect any right of repayment at the option of the holder of any subordinated debt security of such series;

•                  change the place or currency of payment of principal of, or any premium or interest on, any subordinated debt security of such series;

•                  impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of the subordinated debt security or any redemption date or repayment date for the subordinated debt security;

•                  reduce the percentage in principal amount of outstanding subordinated debt securities of such series necessary to modify or amend the indenture or to consent to any waiver under the subordinated indenture or reduce the requirements for voting or quorum described below; or

•                  modify the requirements for waiver of past default or modify any of the above requirements, except to increase any percentage required or to provide that other provisions of the indenture that affect such series cannot be modified or waived without the consent of the holder of each outstanding debt security of such series.

Southern Union and the subordinated debt securities trustee may modify and amend the subordinated indenture without the consent of any holder for the following purposes:

•                  to evidence the succession of another entity to Southern Union as obligor under the subordinated indenture;

•                  to add to Southern Union’s covenants for the benefit of the holders of all or any series of subordinated debt securities;

•                  to add events of default for the benefit of the holders of all or any series of subordinated debt securities;

•                  to add or change any provisions of the subordinated indenture to facilitate the issuance of bearer securities;

•                  to change or eliminate any provisions of the subordinated indenture but only if any such change or elimination will become effective only when there are no outstanding subordinated debt securities of any series created prior to the change or elimination that is entitled to the benefit of such provision;

•                  to establish the form or terms of subordinated debt securities of any other series;

•                  secure the subordinated debt securities;

•                  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trust under the subordinated indenture by more than one trustee; or

•                  to change the subordinated indenture with respect to the authentication and delivery of additional series of subordinated debt securities, in order to cure any ambiguity, defect or inconsistency in the subordinated indenture, but only if such action does not adversely affect the interest of holders of subordinated debt securities of any series in any material respect.

The subordinated indenture contains provisions for convening meetings of the holders of subordinated debt securities of a series if subordinated debt securities of that series are issuable as bearer securities. A meeting may be called at any time by the subordinated debt securities trustee, by Southern Union or by the holders of at least ten percent in principal amount of the subordinated debt securities of such series outstanding.  In any case, notice must be given as provided in the indenture.  Any resolution presented at a meeting or duly reconvened adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the subordinated debt securities of that series, except for any consent that must be given by the holder of each subordinated debt security affected, as described above in this section. Any resolution passed or decision made in accordance with the subordinated indenture at any duly held meeting of holders of subordinated debt securities of that series will be binding on all holders of the subordinated debt securities of that series.  The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will consist of persons entitled to vote a majority in principal amount of the subordinated debt securities of a series outstanding, unless a specified percentage in principal amount of the subordinated debt securities of a series outstanding is required for the consent or waiver, then the persons entitled to vote such specified percentage in principal amount of the outstanding subordinated debt securities of such series will constitute a quorum.  If, however, any action is to be taken at a meeting of holders of subordinated debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding subordinated debt securities affected, or of the holders of such series of subordinated debt securities and one or more additional series, then:

•                  there will be no minimum quorum requirement for such meeting; and

•                  the principal amount of the outstanding subordinated debt securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the subordinated indenture.

Defeasance and Covenant Defeasance

Southern Union may elect either (i) to defease and be discharged from any and all obligations with respect to the subordinated debt securities (except as otherwise provided in the subordinated indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants that are described in the subordinated indenture (“covenant defeasance”), upon the deposit with the subordinated debt securities trustee, in trust for such purpose, of money and/or specified government obligations that through the payment of principal, premium, if any, and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any, and interest on the subordinated debt securities of such series to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon.  As a condition to defeasance or covenant defeasance, Southern Union must deliver to the subordinated debt securities trustee an opinion of counsel to the effect that the holders of the subordinated debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable prospectus supplement.

Southern Union may exercise its defeasance option with respect to the subordinated debt securities of any series notwithstanding its prior exercise of its covenant defeasance option. If Southern Union exercises its defeasance option, payment of the subordinated debt securities of such series may not be accelerated because of an event of default. If Southern Union exercises its covenant defeasance option, payment of the subordinated debt securities of such series may not be accelerated by reference to any covenant from which Southern Union is released as described under clause (ii) above. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the subordinated debt securities of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Financial Information

While any of the subordinated debt securities are outstanding, Southern Union will file with the SEC, to the extent permitted under the Exchange Act, the annual reports, quarterly reports and other documents otherwise required to be filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act even if Southern Union stops being subject to those sections, and Southern Union will also provide to all holders and file with the trustees copies of such reports and documents within 15 days after filing them with the SEC or, if its filing such reports and documents with the SEC is not permitted under the Exchange Act, within 15 days after Southern Union would have been required to file such reports and documents if permitted, in each case at Southern Union’s cost.

Payment, Registration and Transfer

Unless Southern Union specifies otherwise in a prospectus supplement, it will pay principal, interest and any premium on the subordinated debt securities, and they may be surrendered for payment or transferred, at the offices of the subordinated debt securities trustee.  Southern Union will make payment on registered subordinated debt securities by checks mailed to the persons in whose names the subordinated debt securities are registered or by transfer to an account maintained by the registered holder on days specified in the subordinated indenture or any prospectus supplement.  If Southern Union makes subordinated debt securities payments in other forms, we will specify the form and place in a prospectus supplement.

Southern Union will maintain a corporate trust office of the trustee or another office or agency for the purpose of transferring or exchanging fully registered subordinated debt securities, without the payment of any service charge except for any tax or governmental charge.

In the event of any redemption of subordinated debt securities, Southern Union will not be required to:

•                  issue, register the transfer of or exchange subordinated debt securities of any series during a period beginning at the opening of business 15 days before any selection of subordinated debt securities of that series to be redeemed and ending at the close of business on (a) the day of mailing of the relevant notice of redemption if subordinated debt securities of the series are issuable only as registered subordinated debt securities, (b) the day of mailing of the relevant notice of redemption if the subordinated debt securities of the series are also issuable as registered subordinated debt securities and there is no publication, and (c) the day of the first publication of the relevant notice of redemption if the subordinated debt securities are issuable as bearer securities;

•                  register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

•                  issue, register the transfer of or exchange any subordinated debt securities that have been surrendered for repayment at the option of the holder, except any portion not to be repaid.

Governing Law

The subordinated debt securities and the subordinated indenture will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereunder.

Information Concerning the Subordinated Debt Securities Trustee

Prior to the occurrence of a default with respect to the subordinated indenture and after the curing or waiving of all events of default with respect to the subordinated indenture, the subordinated debt securities trustee undertakes to perform only those duties as are specifically set forth in the subordinated indenture.  In case an event of default has occurred and has not been cured or waived, the trustee will exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs.  Subject to these provisions, the subordinated debt securities trustee is under no obligation to exercise any of the powers vested in it by the subordinated indenture at the request of any holder of subordinated debt securities unless it is offered reasonable indemnity against the costs, expenses and liabilities which might be incurred through the exercise of those powers.

Southern Union and certain of its affiliates may, from time to time, maintain a banking relationship with the subordinated debt securities trustee.

Miscellaneous

We will have the right at all times to assign any of our rights or obligations under the subordinated indenture to one of our direct or indirect wholly-owned subsidiaries.  In the event of such an assignment, we will remain liable for all of its obligations.  The subordinated indenture otherwise will be binding upon and exist for the benefit of the parties to the subordinated debt securities indenture and their successors and assigns.  The subordinated indenture provides that it may not otherwise be assigned by the parties thereto.

DESCRIPTION OF GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a supplemental prospectus, when we issue the debt securities, warrants, common stock, preferred stock, stock purchase contracts, stock purchase units or depositary shares (the “securities”) the securities initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, “global securities”).  The global securities will be deposited with, or on behalf of, The Depositary Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC.  Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised each of the issuing companies that it is:

•                  a limited-purpose trust company organized under the New York Banking Law;

•                  a “banking organization” within the meaning of the New York Banking Law;

•                  a member of the Federal Reserve System; and

•                  a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC.  DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates.  “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly.  The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for those securities on DTC’s records.  The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records.  Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through whom they purchased securities.  Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.  Beneficial owners will not receive certificates representing their ownership interests in the global securities except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co.  The deposit of securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners.  The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants.  The company issuing the securities will maintain an office or agency in the Borough of Manhattan, the City of New York where notices and demands in respect of the securities and the applicable indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.  That office or agency, with respect to the applicable indenture, will initially be the office of the trustee which is currently located at 10 Wall Street, Suite 1600, New York, New York 10005, in the case of U.S. Bank Trust National Association, and 101 Barclay Street, Floor 21, New York, New York 10286, in the case of The Bank of New York Trust Company, N.A.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC or its nominee.  If less than all of the securities of a particular series are being redeemed, DTC will determine the amount of the interest of each direct participant in the securities of such series to be redeemed in accordance with DTC’s procedures.

In any case where a vote may be required with respect to securities of a particular series, neither DTC nor Cede & Co. will give consents for or vote the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date.  The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, the company issuing such securities will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds.  If securities are issued in definitive certificated form under the limited circumstances described below, the company issuing the securities will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee at least 15 days before the applicable payment date by the persons entitled to payment.

Principal and interest payments on the securities will be made to Cede & Co., as nominee of DTC.  DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date.  Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.”  Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time.  Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities.  Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the applicable indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC is under no obligation to provide its services as depositary for the securities and may discontinue providing its services at any time. Neither the company issuing the securities nor the applicable trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC. As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if DTC notifies the company issuing such securities that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be; the company issuing such securities determines, in its sole discretion, not to have such securities represented by one or more global securities; or an Event of Default under the applicable indenture has occurred and is continuing with respect to such series of securities, the company issuing such securities will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities.  Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. We expect that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more transactions:

•      to purchasers directly;

•      to underwriters for public offering and sale by them;

•      through agents;

•      through dealers; or

•      through a combination of any of the foregoing methods of sale.

We may distribute the securities from time to time in one or more transactions at:

•      a fixed price or prices, which may be changed;

•      market prices prevailing at the time of sale;

•      prices related to such prevailing market prices; or

•      negotiated prices.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us, and any related compensation arrangements contemplated thereby will be described in the applicable prospectus supplement.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, the third parties may use securities pledged by the Company or borrowed from the Company or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Company in settlement of those derivatives to close out any related open borrowings of stock.  The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or post-effective amendment).

We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus.  Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Direct Sales

We may sell the securities directly to institutional investors or others.  A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

To Underwriters

The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities or any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased.

Through Agents and Dealers

We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal.  The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Delayed Delivery of Securities Purchase Contracts

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price by means of delayed delivery of our securities purchase contracts. Such delayed delivery contracts will provide for payment for, and delivery of, the underlying security on future dates.

•                  If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and we will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•                  These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•                  We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

General Information

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act.  We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange, other than shares of our common stock.  The securities, except for our common stock, will be a new issue of securities with no established trading market.  Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.  We make no assurance as to the liquidity of or the trading markets for any securities.

LEGAL MATTERS

Fleischman and Walsh, L.L.P., Washington, D.C., has rendered an opinion as to the validity of the securities offered hereby.  Attorneys in that firm beneficially own shares of our stock that, in the aggregate, represent less than one percent of the shares of our outstanding stock.

EXPERTS

The financial statements incorporated in this Registration Statement by reference to Southern Union Company’s Current Report on Form 8-K dated July 17, 2006 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of Southern Union Company for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of CCE Holdings, LLC and the financial statements of Citrus Corp. incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of Southern Union Company for the year ended December 31, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Southern Union Gas Services, Ltd. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Southern Union Gas Energy, Ltd. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.